STOCK PURCHASE AGREEMENT


                          dated as of August 11, 2000


                                     Among


                        EXELON (FOSSIL) HOLDINGS, INC.,

                                    as Buyer


                                      and


                              THE STOCKHOLDERS OF

                              SITHE ENERGIES, INC.

                                 NAMED HEREIN,

                                   as Sellers

                                      and

                              SITHE ENERGIES, INC.

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
                               TABLE OF CONTENTS
                                                                                                                PAGE
ARTICLE 1.        CERTAIN DEFINITIONS.............................................................................2
ARTICLE 2.        PURCHASE AND SALE OF STOCK.....................................................................15
         Section 2.1     Purchase and Sale of Stock..............................................................15
         Section 2.2     Initial Purchase Price Adjustment.......................................................17
         Section 2.3     Additional Purchase Price Adjustments Related to International Sales....................20
         Section 2.4     Distribution of International Entities on the Put/Call Date.............................26
         Section 2.5     Payment of Amounts Due Pursuant to Section 2.3 and Section 2.4..........................27
         Section 2.6     Certain Preliminary Transactions........................................................28
ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................30
         Section 3.1     Organization, Qualification and Corporate Power.........................................30
         Section 3.2     Authorization; Validity.................................................................31
         Section 3.3     No Conflict.............................................................................32
         Section 3.4     Capital Stock...........................................................................32
         Section 3.5     Financial Statements....................................................................33
         Section 3.6     Litigation; Compliance with Law.........................................................35
         Section 3.7     Tax Matters.............................................................................36
         Section 3.8     Material Contracts......................................................................39
         Section 3.9     Consents and Approvals..................................................................40
         Section 3.10    Brokers.................................................................................40
         Section 3.11    Labor Matters...........................................................................40
         Section 3.12    ERISA...................................................................................41
         Section 3.13    Events Subsequent to March 31, 2000.....................................................44
         Section 3.14    Title to Properties.....................................................................46
         Section 3.15    Insurance...............................................................................47
         Section 3.16    Transactions with Certain Persons.......................................................48
         Section 3.17    Compliance With Environmental Laws......................................................48
         Section 3.18    Real Property...........................................................................49
         Section 3.19    Patents, Copyrights and Trademarks......................................................50
         Section 3.20    Corporate Records.......................................................................50
         Section 3.21    Qualifying Facilities...................................................................51
         Section 3.22    Exempt Wholesale Generators and Foreign Utility Companies...............................51
ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF EACH SELLER..................................................51
         Section 4.1     Organization and Corporate Power........................................................52
         Section 4.2     Authorization; Validity.................................................................52
         Section 4.3     No Conflict.............................................................................53
         Section 4.4     Ownership of Stock......................................................................53
         Section 4.5     Public Utility..........................................................................54
ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF BUYER........................................................54
         Section 5.1     Organization and Corporate Power........................................................54
         Section 5.2     Authorization of Agreement; Validity....................................................54
         Section 5.3     No Conflict.............................................................................54
         Section 5.4     Consents and Approvals..................................................................55


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

         Section 5.5     Brokers.................................................................................55
         Section 5.6     Availability of Funds...................................................................55
         Section 5.7     Investment Purpose; Restricted Securities...............................................55
         Section 5.8     No Public Market........................................................................56
         Section 5.9     Legends.................................................................................56
ARTICLE 6.        ACCESS; ADDITIONAL AGREEMENTS..................................................................57
         Section 6.1     Access to Information; Continuing Disclosure............................................57
         Section 6.2     Regulatory Approvals....................................................................58
         Section 6.3     Further Assurances......................................................................59
         Section 6.4     Certain Tax Matters.....................................................................59
         Section 6.5     Regular Course of Business..............................................................60
         Section 6.6     Notice of Changes.......................................................................65
         Section 6.7     Director and Officer Indemnification and Insurance......................................66
         Section 6.8     Credit Facilities.......................................................................67
         Section 6.9     No Solicitation.........................................................................67
         Section 6.10    Interim Financial Statements............................................................69
         Section 6.11    No Adverse Action.......................................................................69
         Section 6.12    PUHCA Compliance........................................................................69
         Section 6.13    Option Plans............................................................................70
         Section 6.14    Development and Fuel Services Agreement and Power Purchase Agreement....................70
ARTICLE 7.        CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS....................................................70
         Section 7.1     No Injunction...........................................................................70
         Section 7.2     Representations and Warranties..........................................................71
         Section 7.3     Performance.............................................................................72
         Section 7.4     Approvals and Filings...................................................................72
         Section 7.5     Amended and Restated Stockholders' Agreement............................................72
         Section 7.6     Opinion of Counsel......................................................................72
         Section 7.7     No Material Adverse Effect..............................................................72
         Section 7.8     Ownership Percentage....................................................................73
         Section 7.9     Niagara Mohawk Shares...................................................................73
ARTICLE 8.        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERs and the company.........................73
         Section 8.1     No Injunction...........................................................................73
         Section 8.2     Representations and Warranties..........................................................74
         Section 8.3     Performance.............................................................................74
         Section 8.4     Approvals and Filings...................................................................74
         Section 8.5     Amended and Restated Stockholders' Agreement............................................75
         Section 8.6     Opinion of Counsel......................................................................75
         Section 8.7     No Material Adverse Effect..............................................................75
         Section 8.8     Credit Support Letter...................................................................75
         Section 8.9     Dividend................................................................................76
ARTICLE 9.        CLOSING........................................................................................76
         Section 9.1     Time and Place..........................................................................76
         Section 9.2     Payment for Stock.......................................................................77
         Section 9.3     Deliveries..............................................................................77

ARTICLE 10.       TERMINATION AND ABANDONMENT....................................................................78
         Section 10.1    Methods of Termination..................................................................78
         Section 10.2    Procedure Upon Termination and Consequences.............................................79
ARTICLE 11.       SURVIVAL.......................................................................................80
         Section 11.1    Seller Representations and Warranties; Buyer Representations and Warranties.............80
         Section 11.2    Covenants...............................................................................80
         Section 11.3    Company Representations and Warranties..................................................80
         Section 11.4    Survival Periods........................................................................81
ARTICLE 12.       INDEMNIFICATION................................................................................81
         Section 12.1    Seller Indemnification..................................................................81
         Section 12.2    Buyer Indemnification...................................................................84
         Section 12.3    Timing of Notice of Claim...............................................................84
         Section 12.4    Limitations on Indemnification..........................................................85
         Section 12.5    Procedure...............................................................................87
         Section 12.6    Calculation.............................................................................88
         Section 12.7    Characterization........................................................................90
ARTICLE 13.       MISCELLANEOUS..................................................................................90
         Section 13.1    Amendment and Modification..............................................................90
         Section 13.2    Waiver of Compliance....................................................................91
         Section 13.3    Notices.................................................................................91
         Section 13.4    Binding Nature; Assignment..............................................................93
         Section 13.5    Entire Agreement........................................................................95
         Section 13.6    Expenses................................................................................96
         Section 13.7    Press Releases and Announcements; Disclosure............................................96
         Section 13.8    Acknowledgment..........................................................................96
         Section 13.9    Disclaimer Regarding Assets.............................................................98
         Section 13.10   Governing Law...........................................................................98
         Section 13.11   Nonforeign Affidavit....................................................................99
         Section 13.12   Counterparts............................................................................99
         Section 13.13   Interpretation.........................................................................100
         Section 13.14   Waiver of Right of First Refusal.......................................................100
         Section 13.15   Matters Related to NEDC................................................................100

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                                                         iii

                                   SCHEDULES
Schedule 1        -    Sellers
Schedule 1A       -    Executive Officers
Schedule 1B       -    International Entities
Schedule 3.1.2    -    Significant Subsidiaries
Schedule 3.3      -    Conflicts
Schedule 3.4      -    Capital Stock
Schedule 3.5      -    Financial Statements
Schedule 3.6      -    Litigation; Compliance with Law
Schedule 3.7      -    Tax Matters
Schedule 3.8      -    Contracts
Schedule 3.9      -    Company Consents and Approvals
Schedule 3.11     -    Labor Matters
Schedule 3.12     -    Employee Benefits
Schedule 3.13     -    Events Subsequent to March 31, 2000
Schedule 3.14     -    Certain Dispositions and Transactions
Schedule 3.15     -    Insurance
Schedule 3.16     -    Transactions with Certain Persons
Schedule 3.17     -    Environmental Matters
Schedule 3.18     -    Real Property
Schedule 5.4      -    Buyer Consents and Approvals
Schedule 6.5      -    Exceptions to Ordinary Course of Business
Schedule 7.4      -    Consents and Approvals (Buyer's Condition)
Schedule 7.6      -    Opinion of Company's and Sellers' Counsel
Schedule 8.4      -    Consents and Approvals (Company's and Sellers' Condition)
Schedule 8.6      -    Opinion of Buyer's Counsel

                                    EXHIBITS
Exhibit A         -    Form of Amended and Restated Stockholders' Agreement
Exhibit B         -    Terms of Development and Fuel Services Agreement

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement, dated as of August 11, 2000 (this "Agreement") among Exelon (Fossil) Holdings, Inc., a Delaware corporation ("Buyer"), the stockholders of Sithe Energies, Inc., a Delaware corporation (the "Company"), listed on Schedule 1 (each individually a "Seller" and collectively, the "Sellers") and the Company.

                                 R E C I T A L S

         A. The Sellers own shares of Common Stock (as defined herein).

         B. Buyer desires to purchase from each Seller, and each Seller desires to sell to Buyer, subject to the terms and conditions of this Agreement, that number of shares of Common Stock set forth beside the name of such Seller on
Schedule 1 (the "Sithe Stock").

         C. The Board of Directors of the Company has determined that the consummation of the transactions contemplated by this Agreement, upon the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1.        CERTAIN DEFINITIONS

         For the purposes of this Agreement, the following words and phrases shall have the following meanings:

         "1998 Plan" means the Company's Amended and Restated 1998 Employee Restricted Stock Ownership Plan, as amended, modified or supplemented.

         "1999 Stock Plan" means the Company's Amended and Restated 1999 Stock Retention Plan, as amended, modified or supplemented.

         "Act" has the meaning as set forth in Section 5.7.

         "Adjusted Seller" has the meaning as set forth in Section 2.3.

         "Adjustment Amount" means an amount (which may be positive or negative) equal to: (a) the result obtained by subtracting Reference Stockholders' Equity from Closing Stockholders' Equity; less (b) the amount of the after-tax gain (determined in accordance with GAAP) resulting from the closing of the transactions consummated pursuant to the Reliant Purchase Agreement; plus (c) $90.0 million related to dividends if declared and accrued prior to the Closing Date (whether or not paid prior to the Closing Date); plus (d) the amount of any payment by the Company pursuant to Section 2.1.2.2, to the extent such payment, or any accrual therefor, is reflected on the Closing Balance Sheet; as the amount determined pursuant to clauses (a) through (c) shall be adjusted to eliminate (i) any after-tax credits (but not charges) resulting from or relating to any restructuring, renegotiation, refinancing, buy-out or buy-down of the contractual rights and obligations of the Qualifying Facilities owned by the Company or any of its Subsidiaries or (ii) any after-tax non-cash charges or credits recorded prior to the Closing Date due to changes in accounting principles from the accounting principles utilized in preparing the Company's 1999 audited financial statements.

         "Advisors" has the meaning as set forth in Section 13.8.

         "Affiliate" means any Person in control or under control of, or under common control with, another Person. For purposes of the foregoing, "control", with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

         "After-Tax Gain or Loss" has the meaning as set forth in Section 2.3.

         "Agreement" has the meaning as set forth in the first paragraph of this Agreement.

         "Allegheny Entities" has the meaning as set forth in Section 12.1.

         "Amended and Restated Stockholders' Agreement" means the Amended and Restated Stockholders' Agreement, substantially in the form of Exhibit A hereto, to be entered into among Buyer, the Sellers and the Company upon the Closing.

         "Asian Assets" means the Company's common stock of, stock investments in and loans and advances to, in each case, Sithe Asia Holdings, Limited and its Affiliates.

         "Base Purchase Price" means $682.0 million.

         "BECO Facility" means that certain Credit Agreement, dated as of May 15, 1998, among Sithe New England Holdings, LLC, Bank of Montreal, as agent, and the financial institutions party thereto, as amended, modified and supplemented.

         "Benefit Arrangement" means any executive incentive arrangement consisting of (i) any employment or individual personal services agreement involving annual base salary of at least $250,000 (with respect to any such agreement that is an employment agreement) or annual compensation of at least $250,000 (with respect to any other such agreement), but excluding any agreement of at-will employment, (ii) any equity compensation plan, (iii) any deferred compensation plan, and (iv) any other material employee benefit plans.

         "Benefit Plan" has the meaning as set forth in Section 3.12.

         "Book Value" means the net book value of any equity interests and/or assets sold (together with any liabilities assumed by the transferee) pursuant to an International Sale or a disposition of assets pursuant to Section 2.4, as determined in accordance with GAAP and reflected on the general ledgers of the Company and its consolidated subsidiaries, as of the date of such International Sale or disposition of assets pursuant to Section 2.4 .

         "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

         "Buyer" has the meaning as set forth in the first paragraph of this Agreement.

         "Buyer Indemnified Group" has the meaning as set forth in Section 12.1.

         "Buyer Representatives" has the meaning as set forth in Section 12.1.

         "Charter Documents" has the meaning as set forth in Section 3.3.

         "Claim" has the meaning as set forth in Section 12.3.

         "Closing"  has the meaning as set forth in Section 9.1.

         "Closing Book Value" means the net book value as of the Closing Date of any equity interest and/or assets sold (together with any liabilities assumed by the transferee) after the Closing Date pursuant to an International Sale or a disposition of assets pursuant to Section 2.4, as determined in accordance with GAAP and reflected on the general ledgers of the Company and its consolidated subsidiaries, except that such net book value shall be adjusted to eliminate the effect of non-cash write-ups or write-downs in the value of such assets during the period beginning March 31, 2000 and ending on the Closing Date.

         "Closing Date" has the meaning as set forth in Section 9.1.

         "Closing Balance Sheet" means a consolidated balance sheet at the Closing Date of the Company and its subsidiaries (including any International Entities) to be audited by the Company's auditors and prepared in accordance with GAAP.

         "Closing Statement" has the meaning as set forth in Section 2.2.

         "Closing   Stockholders'  Equity"  means  "Stockholders'   Equity",  as
reflected on the Closing Balance Sheet.

         "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

         "Collective  Bargaining  Agreements"  has the  meaning  as set forth in
Section 3.11.

         "Common Stock" means the common stock, par value $0.01 per share, of the Company.

         "Company" has the meaning as set forth in the first paragraph of this Agreement.

         "Confidentiality  Agreement"  has the  meaning  as set forth in Section
6.1.

         "Contract" means a contract, lease, license, note, bond, mortgage, indenture, instrument or other similar obligation.

         "Corporate Sellers" means the Sellers identified as "Corporate Sellers" on Schedule 1.

         "Credit Support Letter" means that certain letter, dated the date hereof, from PECO Energy Company.

         "Damages" has the meaning as set forth in Section 12.1.

         "D&O Claim" has the meaning as set forth in Section 6.7.

         "Development and Fuel Services Agreement" shall mean a Development and Fuel Services Agreement, substantially in accordance with the terms attached hereto as Exhibit B.

         "Director  Indemnified  Party" has the  meaning as set forth in Section
6.7.

         "Director Termination Date" means the last date on which any director nominated by any Seller shall serve on the board of directors of the Company.

         "Divestiture Committee" has the meaning as defined in the Amended and Restated Stockholders' Agreement.

         "Dividend" has the meaning as set forth in Section 2.6.

         "DOJ" has the meaning as set forth in Section 6.2.

         "Employee  Benefit Plan" means any employee benefit plan, as defined in
Section 3(3) of ERISA.

         "Environmental Laws" means all applicable Federal, state and local laws and regulations, relating to pollution or protection of the environment or natural resources, including laws relating to releases or threatened releases of hazardous substances (including, without limitation, releases to ambient air, surface water, groundwater, land and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of hazardous substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of the Company means any other person that, together with the Company as of the relevant measuring date under ERISA, is required to be treated as a single employer under Section 414 of the Code.

         "Estimated Adjustment Amount" has the meaning as set forth in Section 2.2.

         "Estimated Closing Statement" has the meaning as set forth in Section 2.2.

         "EWG" has the meaning as set forth in Section 3.22.

         "Federal Power Act" means the Federal Power Act of 1920, as amended, and rules promulgated thereunder.

         "FERC" has the meaning as set forth in Section 6.2.

         "Financial Statements" has the meaning as set forth in Section 3.5.

         "FTC" has the meaning as set forth in Section 6.2.

         "FUCO" has the meaning as set forth in Section 3.22.

         "GAAP" means generally accepted accounting principles in the United States.

         "GPU Purchase Agreement" means the Purchase and Sale Agreement dated as of October 29, 1998, as amended by Amendments 1 through 9, among Jersey Central Power & Light Company, Metropolitan Edison Company, GPU, Inc. and the Company.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indemnified Party" has the meaning as set forth in Section 12.3.

         "Indemnifying Party" has the meaning as set forth in Section 12.3.

         "Independent Accounting Firm" means Ernst & Young, LLP; provided, that if Ernst & Young, LLP is not available (because of a conflict or otherwise), then "Independent Accounting Firm" shall mean KPMG LLP; and provided further, that if neither Ernst & Young, LLP nor KPMG LLP is available (because of a conflict or otherwise), then "Independent Accounting Firm" shall mean another independent accounting firm of national recognition that is mutually appointed by the Company (at the direction of the Sellers) and Buyer (other than the regular independent accounting firm of Buyer, the Company or any Seller).

         "Interest Rate" means the published annual yield to maturity for two-year United States Government Treasury obligations on the Closing Date.

         "International Entities" shall mean the entities listed on Schedule 1B.

         "International Sale" means the sale of any assets (net of any retained liabilities) held, directly or indirectly, by any of the International Entities on the date hereof, whether by a sale of equity interests of any International Entities or otherwise, which results in the recognition of After-Tax Gain or Loss by the Company or any of its Subsidiaries. Without limiting the foregoing, the distribution to Marubeni of any net assets held by any of the International Entities pursuant to any Marubeni Transaction shall be deemed to be an International Sale.

         "International Survival Period" means the period commencing on the Closing Date and ending on the earlier of (a) the third anniversary of the occurrence of the first Put/Call Date that, together with any previous sales of Common Stock pursuant to the Put and Call Agreement, results in the sale of more than 662/3 percent of the shares of Common Stock subject to the Put and Call Agreement and (b) the fifth anniversary of the Closing Date; provided however, that with respect to any Claim arising out of any guarantee by the Company or any of its Subsidiaries of any obligations of any of the International Entities, or any indemnification obligation of the Company or any of its Subsidiaries pursuant to any purchase agreement, merger agreement or similar agreement pursuant to which any International Sale have been consummated, the "International Survival Period" with respect to any such Claim shall terminate on the date on which such guarantee or indemnification obligation terminates.

         "knowledge" or words to such effect means, (i) with respect to any Person that is an individual, the actual knowledge of such Person, (ii) in the case of any Person other than the Company that is not an individual, the actual knowledge of the executive officers of such Person, or (iii) in the case of the Company, the actual knowledge of the executive officers of the Company listed on Part A of Schedule 1A after reasonable inquiry by one or more of such executive officers of the employees listed on Part B of
Schedule 1A.

         "Liens" means liens, charges, restrictions, claims or encumbrances of any nature.

         "Marubeni" has the meaning as set forth in Section 2.6.

         "Marubeni America" has the meaning as set forth in Section 2.6.

         "Marubeni American Power" has the meaning as set forth in Section 2.6.

         "Marubeni MS Power" has the meaning as set forth in Section 2.6.

         "Marubeni Transaction" has the meaning as set forth in Section 2.6.

         "material" or "materially" means, when used with respect to the Company or any of its Subsidiaries, material to the Company and its Subsidiaries, taken as a whole.

         "Material Adverse Effect" means an effect that either individually or in the aggregate is materially adverse to the condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, in any case, (i) any changes, circumstances or effects resulting from or relating to changes in the economy, financial markets, commodity markets, laws, regulations or rules in the applicable electric power markets generally (including, without limitation, changes in laws or regulations affecting owners or providers of electric generation, transmission or distribution as a group and not the Company exclusively) and (ii) any changes in conditions generally applicable to the industries in which the Company or any of its Subsidiaries is involved, and, in the case of clause (i) or (ii), not affecting the Company or its Subsidiaries in any manner or degree significantly different from the industry as a whole.

         "Material Contracts" means each Contract to which any of the Company or any Subsidiary of the Company is a party or by which any of them or any of their respective property may be bound and which, in each case, is material to the Company and its Subsidiaries taken as a whole, other than any Contract which relates primarily to (i) any assets or entities sold pursuant to the Reliant Purchase Agreement, or (ii) any assets or entities that constitute a part of the International Entities.

         "Material Encumbrances" means any liens, charges, restrictions, claims or encumbrances of any nature, material to the Company and its Subsidiaries taken as a whole, other than any liens, charges, restrictions, claims or encumbrances which relate primarily to (i) any assets or entities sold pursuant to the Reliant Purchase Agreement, or (ii) any assets or entities that constitute a part of the International Entities.

         "Multiemployer Plan" means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

         "NEDC" means National Energy Development  Corporation.

         "NYSEG" has the meaning as set forth in Section 12.1.

         "Opening Balance Sheet" means the audited consolidated balance sheet of the Company and its subsidiaries at December 31, 1999 included in the Financial Statements.

         "Outstanding Stock" means all of the issued and outstanding Common Stock of the Company.

         "Permitted Assignees" has the meaning as set forth in Section 13.4.

         "Permitted Liens" has the meaning as set forth in Section 3.14.

         "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

         "Plan Restructuring" has the meaning as set forth in Section 2.6.

         "Power Purchase Agreement" means the proposed Power Purchase Agreement between the Company and Buyer related to the purchase of electric output by Buyer or its Affiliate from the Company or any of its Subsidiaries.

         "Principal Sellers" means those Sellers identified with an asterisk ("*") on Schedule 1.

         "PUHCA" means the Public Utility Holding Company Act of 1935, as amended, and rules promulgated thereunder.

         "PURPA" means the Public Utility Regulatory Policies Act of 1978 and rules promulgated thereunder.

         "Put and Call Agreement" means that certain Put and Call Agreement, dated the date hereof among the Company, the Sellers and Buyer.

         "Put/Call Closing Date" means, with respect to any Seller, the earlier of (i) the date of the closing, if any, of the sale of shares of Common Stock held by such Seller immediately after the Closing, as contemplated by the Put and Call Agreement or (ii) the date of a payment by Buyer to such Seller pursuant to Section 6.10 of the Put and Call Agreement.

         "Put/Call Date" means, with respect to any Seller, either (i) the Put/Call Closing Date applicable to such Seller or (ii) if neither the Put Right nor the Call Right (each as defined in the Put and Call Agreement) is exercised pursuant to the Put and Call Agreement, the tenth Business Day following the date of the termination of the Exercise Period (as defined in the Put and Call Agreement).

         "Qualifying Facilities" means generation facilities that satisfy the requirements of Section 210 of PURPA and the rules set forth in 18 C.F.R. Part 292.

         "Rades Project" means the 471 megawatt gas-fueled project in Tunisia in which the Company has a 32.5% interest.

         "Real Property" has the meaning as set forth in Section 3.18.

         "reasonable efforts" means commercially reasonable efforts.

         "Reference Stockholders' Equity" means "Stockholders' Equity", as reflected on the Opening Balance Sheet.

         "Reliant Purchase Agreement" means the Purchase Agreement, dated as of February 19, 2000, among Reliant Energy Power Generation, Inc., Reliant Energy, Incorporated, the Company and Sithe Northeast Generating Company, Inc., as amended, modified and supplemented.

         "Reliant Survival Period" means the period commencing on the Closing Date and ending on the earlier of (a) the first anniversary of the occurrence of the first Put/Call Date that, together with any previous sales of Common Stock pursuant to the Put and Call Agreement, results in the sale of more than 662/3 percent of the shares of Common Stock subject to the Put and Call Agreement, and
(b) the third anniversary of the Closing Date.

         "Sale Adjustment Period" has the meaning as set forth in Section 2.3.

         "Sale Notice" has the meaning as set forth in Section 2.3.

         "SEC" has the meaning as set forth in Section 5.7.

         "Seller" has the meaning as set forth in the first paragraph of this Agreement.

         "Sellers' Indemnified Group" has the meaning as set forth in Section 12.2.

         "Sellers'  Representatives"  has the  meaning  as set forth in  Section
12.2.

         "Senior Credit Facility" means that certain Amended and Restated Senior Secured Revolving Credit Agreement, dated as of December 19, 1997, as amended and restated, among the Company, certain Subsidiaries of the Company, Bank of Montreal, as agent, and the financial institutions party thereto, as amended, modified and supplemented.

         "Significant Subsidiary" shall mean a Subsidiary of the Company having total consolidated assets with a value equal to at least five percent of the total consolidated assets of the Company and its subsidiaries as reflected on the consolidated unaudited balance sheet of the Company and its subsidiaries at March 31, 2000, determined on a pro forma basis after giving effect to the disposition of the assets sold pursuant to the Reliant Purchase Agreement and the assets owned by any International Entities.

         "Sithe Stock" has the meaning as set forth in the Recitals.

         "Smithfield Project" means the Company's 162 megawatt gas-fueled project in Sydney, Australia.

         "Subsidiary" of a Person means (i) any corporation, association or other business entity of which more than 50 percent of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) or (b) the only general partners or members of which are such Person or one or more of the other Subsidiaries of such Person (or any combination thereof). Without limiting the generality of the foregoing and for avoidance of ambiguity, except as otherwise expressly provided herein, none of the International Entities shall be deemed to be a Subsidiary of the Company.

         "Survival Period" has the meaning as set forth in Section 11.4.

         "Target Date" means September 30, 2000.

         "Tax Returns" means all returns, declarations, reports, statements, estimates, declarations of estimated Tax, claims for refund, information return or other document required to be filed in respect of Taxes, including any schedule or attachment thereto, and the term "Tax Return" means any one of the foregoing Tax Returns, including any amendments thereof made or required to be made.

         "Taxes" mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, lease, service, service use, withholding, payroll, employment, social security (or similar), unemployment, disability, workmen's compensation, excise, severance, stamp, occupation, premium, real property, personal property, realty transfer and realty transfer gains taxes, registration, alternative or add-on minimum, windfall profits, environmental (including taxes under Code Section 59A), fuel, gas import, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any governmental entity, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether disputed or not, and the term "Tax" means any one of the foregoing Taxes.

         "Transfer  Taxes"  shall have the meaning as set forth in Section  6.4.

         "Vivendi" means Vivendi, S.A.

         "Vivendi Loan Agreement" means that certain Loan Agreement, dated as of November 9, 1999, between the Company and Vivendi.

ARTICLE 2. PURCHASE AND SALE OF STOCK

Section 2.1 Purchase and Sale of Stock.

     2.1.1 Transfer of Sithe Stock. Upon the terms and subject to the conditions set forth in Articles 7 and 8, on the Closing Date each Seller shall sell, convey, transfer, assign, and deliver to Buyer, free and clear of all Liens, other than Liens created by or through Buyer, and Buyer shall purchase from each Seller, in the manner set forth in Article 9, the Sithe Stock owned by such Seller and set forth opposite such Seller's name on Schedule 1.

     2.1.2 Purchase Price. Upon the terms and subject to the conditions set forth in Articles 7 and 8, on the Closing Date, the payments set forth in this
Section 2.1.2 shall be made.

         2.1.2.1  Buyer  shall pay to the  Sellers,  in the  manner set forth in
Article 9, an amount equal to the Base Purchase Price.

         2.1.2.2 If the Estimated Adjusted Amount is positive, Buyer shall pay to the Sellers, in the manner set forth in Article 9, an amount equal to 49.9 percent of the Estimated Adjustment Amount; provided that, at Buyer's election, in lieu of such payment, the Company shall pay to the Sellers, in the manner set forth in Article 9, an amount equal to the Estimated Adjustment Amount by delivery of written notice of such election not more than ten (10) Business Days prior to the Closing; provided further, however, that Buyer shall have no right to make such an election if (a) the payment from the Company described immediately above would have any cost or other adverse financial impact to any Seller (other than as a result of any change in the tax liability of any Seller resulting from the transactions contemplated hereby), or (b) such payment would result in a violation of applicable law or a breach of the terms of any Contract to which the Company or any of its subsidiaries (including any International Entities) is a party. Each Seller agrees to use reasonable efforts to cause each director of the Company nominated by such Seller to approve any action of the Company taken in accordance with this Section 2.1.2.2, including, without limitation, the execution of any resolution in connection with any such election, subject to the second proviso of the immediately preceding sentence. The Company shall use reasonable efforts to obtain any third-party consents needed to satisfy the requirements of clause (b) of this Section 2.1.2.2.

         2.1.2.3 If the Estimated Adjustment Amount is negative, the Sellers shall pay to Buyer, as an offset to the payment by Buyer of the Base Purchase Price pursuant to Section 2.1.2.1, an amount equal to 49.9 percent of the Estimated Adjustment Amount.

         2.1.2.4 The net amounts payable to the Sellers pursuant to this Section
2.1.2 shall be allocated and paid to each of the Sellers based on a fraction, the numerator of which is the number of shares of Sithe Stock set forth beside such Seller's name on Schedule 1 and the denominator of which is the total number of shares of Sithe Stock set forth on Schedule 1.

Section 2.2 Initial Purchase Price Adjustment.

     2.2.1 At least fifteen (15) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer an estimated closing statement (the "Estimated Closing Statement") that shall set forth the Sellers' best estimate of the Adjustment Amount (the "Estimated Adjustment Amount"), if any, including a calculation of such Estimated Adjustment Amount in reasonable detail.

     2.2.2 Within ninety (90) days following the Closing Date, the Sellers shall direct the Company in the preparation and delivery to Buyer of a final closing statement (the "Closing Statement") that shall include the Closing Balance Sheet and set forth the amount of the

Adjustment Amount. Buyer and Buyer's independent auditors shall be provided with copies of, or access to, records and other information that Buyer may reasonably request with respect to the information set forth on the Closing Statement.

     2.2.3 Within thirty (30) days following the delivery of the Closing Statement by the Company to Buyer, Buyer may object to the Adjustment Amount in writing. If Buyer does not so object to the Adjustment Amount, the Adjustment Amount as set forth in the Closing Statement shall be binding on the parties hereto. If Buyer so objects to the Adjustment Amount, the parties shall attempt to resolve such dispute by negotiation. If the parties are unable to resolve such dispute within thirty (30) days of any objection by Buyer, the parties shall appoint the Independent Accounting Firm, and shall instruct such firm, at the Company's expense, to review the calculation of the Adjustment Amount and determine the appropriate amount of the Adjustment Amount, in accordance with this Agreement, within thirty (30) days of such appointment. The parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the parties hereto.

     2.2.4 Upon final  determination  of the Adjustment  Amount pursuant to this
Section 2.2, whether by agreement of the parties or as otherwise provided above:
(a) if the Adjustment Amount is higher than the Estimated Adjustment Amount, Buyer shall pay to each Seller, no later than five (5) Business Days after such determination, by wire transfer of immediately available funds to an account designated by the payee, an amount equal to (i) 49.9 percent of the difference between the Adjustment Amount and the Estimated Adjustment Amount multiplied by
(ii) a fraction,  the  numerator of which is the number of shares of Sithe

Stock sold by such Seller and the denominator of which is the total number of shares of Sithe Stock sold by all of the Sellers; and (b) if the Adjustment Amount is less than the Estimated Adjustment Amount, each Seller shall pay to Buyer, no later than five (5) Business days after such determination, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to (i) 49.9 percent of the difference between the Adjustment Amount and the Estimated Adjustment Amount multiplied by (ii) a fraction, the numerator of which is the number of shares of Sithe Stock sold by such Seller and the denominator of which is the total number of shares of Sithe Stock sold by all of the Sellers. Notwithstanding the foregoing, if on the Closing Date, the Company made the payment referred to in Section 2.1.2.2, then: (1) except as may be prohibited by applicable law or by the terms of any Contract to which the Company or any of its subsidiaries (including the International Entities) is a party, in lieu of any payment from Buyer required pursuant to clause (a) of the immediately preceding sentence, at Buyer's election, the Company shall pay to each Seller, at the time and in the manner set forth in clause (a) of the immediately preceding sentence, an amount equal to: (y) the difference between the Adjustment Amount and the Estimated Adjustment Amount; multiplied by (z) a fraction, the numerator of which is the number of shares of Sithe Stock sold by such Seller and the denominator of which is the total number of shares of Sithe Stock sold by all of the Sellers; and (2) in lieu of any payment to Buyer pursuant to clause (b) of the immediately preceding sentence, each Seller shall pay to the Company, at the time and in the manner set forth in clause (b) of the immediately preceding sentence, an amount equal to (y)(i) the difference between the Estimated Adjustment Amount and the Adjustment Amount; multiplied by (z) a fraction, the numerator of which is the number of shares of Sithe Stock sold by such Seller and the denominator of which is the total number of shares of Sithe Stock sold by all the Sellers. Each Seller agrees to use reasonable efforts to cause each director nominated by such Seller to approve any action of the Company taken in accordance with clause (1) of the immediately preceding sentence, including, without limitation, the execution of any resolution in connection with any such payment, subject to the exception set forth in such clause (1). The Company shall use reasonable efforts to obtain any third-party consents needed to satisfy the requirements of such clause (1). For purposes of determining whether the Adjustment Amount is "higher" than or "less" than the Estimated Adjustment Amount pursuant to this Section 2.2.4, a positive amount shall be deemed to be "higher" than a negative amount, and a negative amount shall be deemed to be "higher" than a larger negative amount.

     2.2.5 The Company shall, and Buyer and the Sellers shall use reasonable efforts to cause the Company to, reasonably cooperate with the Sellers in the preparation of the Closing Statement.

Section 2.3  Additional  Purchase  Price  Adjustments  Related to  International
Sales.

     2.3.1 In the event of the occurrence of any International Sale which occurs during the period starting on the Closing Date and ending on the Put/Call Date applicable to any Seller (the "Sale Adjustment Period"), the Company shall provide written notice (a "Sale Notice") to each Seller with respect to which the Put/Call Date shall not have occurred as of the date of such International Sale (each an "Adjusted Seller," and together, the "Adjusted Sellers") and to Buyer within thirty Business Days after such International Sale, which shall set forth the amount and calculation of any after-Tax gain or loss recognized by the Company as a result of any such International Sale (the "After-Tax Gain or Loss"). The After-Tax Gain or Loss shall be equal to: (a) the gross sales price of such International Sale (including the fair market value of any non-cash consideration received, which shall be equal to the "fair market value" of such non-cash consideration for purposes of determining the amount of the consideration payable by each

Adjusted Seller pursuant to Section 2.3.3(ii)); less (b) the amount of any retained liabilities related to such assets, as reflected on the books and records of the Company and its consolidated subsidiaries; less (c) the Book Value of the assets sold; less (d) Tax effects applicable to such International Sale, determined in accordance with GAAP; and the amount determined pursuant to clauses (a) through (d) shall be adjusted to eliminate changes in the book value of the assets sold pursuant to such International Sale from March 31, 2000 (when the book value of the Asian Assets and the Company's investment in the Rades Project and the Smithfield Project was $277,202,000, $8,714,000 and $19,128,000, respectively) through the date of such International Sale that are attributable to (y) the results of operations of such assets during such period or (z) non-cash write-ups or write-downs in the value of any such assets during such period in accordance with GAAP.

     2.3.2 Within thirty (30) days following delivery of a Sale Notice, Buyer or the Adjusted Sellers may object to the amount of After-Tax Gain or Loss set forth in the Sale Notice in writing. If a party objects to the amount of After-Tax Gain or Loss included in the Sale Notice, the parties shall attempt to resolve such dispute by negotiation. If the parties are unable to resolve such dispute within thirty (30) days of any objection, the parties shall appoint the Independent Accounting Firm, and shall instruct such firm, at the Company's expense, to determine the amount of After-Tax Gain or Loss pursuant to this
Section 2.3, in accordance with this Agreement, within thirty (30) days of such appointment. The parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the parties hereto.

     2.3.3 No later than five (5) Business Days after the later of (a) the final determination of the amount of After-Tax Gain or Loss with respect to any International Sale, whether by agreement of the parties or as otherwise provided above or (b) the Put/Call Date applicable to each Adjusted Seller: (i) the Company shall transfer to each Adjusted Seller such Adjusted Seller's pro-rata share (based on the number of shares of Common Stock held by each such Adjusted Seller immediately prior to the Closing as a percentage of the number of shares of Common Stock held by all Adjusted Sellers immediately prior to the Closing) of any non-cash consideration received by the Company in connection with such International Sale; (ii) as consideration for such transfer, each Adjusted Seller shall pay to the Company, in the manner contemplated by and subject to the provisions of Section 2.5, an amount equal to such Adjusted Seller's pro-rata share (based on the number of shares of Common Stock held by each such Adjusted Seller immediately prior to the Closing as a percentage of the number of shares of Common Stock held by all Adjusted Sellers immediately prior to the Closing) of the fair market value of such non-cash consideration, plus interest on such pro-rata amount accrued from the date of such International Sale through the payment date at an annual rate equal to the Interest Rate; (iii) (A) if the After-Tax Gain or Loss with respect to such International Sale is a negative number, each Adjusted Seller shall pay to Buyer an amount equal to such Adjusted Seller's pro-rata share (based on the number of shares of Common Stock held by such Adjusted Seller immediately prior to the Closing as a percentage of the number of shares of Common Stock held by all Adjusted Sellers immediately prior to the Closing) of such After-Tax Gain or Loss, plus interest on such pro-rata amount accrued from the date of such International Sale through the payment date at an annual rate equal to the Interest Rate and (B) if the After-Tax Gain or Loss with respect to such International Sale is a positive number, Buyer shall pay to each Adjusted

Seller an amount equal to: (1) such Adjusted Seller's pro-rata share (based on the number of shares of Common Stock held by such Adjusted Seller immediately prior to the Closing as a percentage of the number of shares of Common Stock held by all Adjusted Sellers immediately prior to the Closing) of such After-Tax Gain or Loss, plus interest on such pro-rata amount accrued from the date of such International Sale through the payment date at an annual rate equal to the Interest Rate; multiplied by (2) a fraction, the numerator of which is the number of shares of Common Stock held by Buyer on the date of such payment (after giving effect to any one or more purchases of Common Stock by Buyer pursuant to the Put and Call Agreement through and including the Put/Call Date on which such payment is being made) and the denominator of which is the total number of shares of Common Stock held by Buyer and all of the Sellers immediately following the Closing; and (iv) each Adjusted Seller shall pay to Buyer an amount equal to such Adjusted Seller's pro-rata share (based on the number of shares of Common Stock held by such Adjusted Seller immediately prior to the Closing as a percentage of the number of shares of Common Stock held by all Adjusted Sellers immediately prior to the Closing) of (A) the interest on the Closing Book Value of the assets sold pursuant to such International Sale (as such Closing Book Value may be adjusted from time to time after the Closing Date, but only to reflect additional investment by the Company or any of its Subsidiaries in such assets, or cash distributions to the Company or any of its Subsidiaries related to such assets), accrued from the Closing Date until the date on which such International Sale is completed at an annual rate equal to
(x) the Interest Rate multiplied by (y) (1) one minus (2) the average of the annual United States combined federal, state and local effective income tax rate (expressed as a decimal) of the Company and its Subsidiaries for all completed tax years between the Closing Date and the date of such payment, plus (B) interest on the amount of accrued interest determined pursuant to clause (A) above, accrued at an annual rate equal to the Interest Rate from the date of such International Sale through the payment date. Each Adjusted Seller shall also pay to Buyer an amount equal to such Adjusted Seller's pro-rata share (based on the number of shares of Common Stock held by such Adjusted Seller immediately prior to the Closing as a percentage of the number of shares of Common Stock held by all Adjusted Sellers immediately prior to the Closing) of any Taxes of the Company or any of its Subsidiaries resulting from any International Sale (except for Taxes reflected in the calculation of the After-Tax Gain or Loss resulting from such International Sale) or from the purchase by such Adjusted Seller of any non-cash consideration received by the Company in connection with any International Sale.

     2.3.4 In the event any International Sale occurs after the date hereof and prior to the termination of the Sale Adjustment Period, and any payment is made by or to the Company or any of its Subsidiaries after the later of (x) the closing date with respect to such International Sale and (y) the Closing Date, pursuant to any purchase price adjustment or similar provisions set forth in any purchase agreement, merger agreement or similar agreement pursuant to which any International Sale shall have been consummated, then, on the later of (i) the final determination of the After-Tax Gain or Loss pursuant to this Section 2.3, whether by agreement of the parties or as otherwise provided above or (ii) the Put/Call Date applicable to each Adjusted Seller: (a) in the case of any such payment to the Company or any of its Subsidiaries, Buyer shall pay to each Adjusted Seller, in the manner contemplated by, and subject to the provisions of
Section 2.5: (1) (A) such Adjusted Seller's pro-rata share (based on the number of shares of

Common Stock held by such Adjusted Seller immediately prior to the Closing as a percentage of the number of shares of Common Stock held by all of the Sellers immediately prior to the Closing) of the amount of such payment; multiplied by
(B) a fraction, the numerator of which is the number of shares of Common Stock held by Buyer on the date of such payment (after giving effect to any one or more purchases of Common Stock by Buyer pursuant to the Put and Call Agreement through and including the Put/Call Date on which such payment is being made) and the denominator of which is the total number of shares of Common Stock held by Buyer and all of the Sellers immediately following the Closing, plus (2) interest on such pro-rata amount accrued from the date of such International Sale through the payment date at an annual rate equal to the Interest Rate; and
(b) in the case of any such payment by the Company or any of its Subsidiaries, each Adjusted Seller shall make a payment of an amount equal to such Adjusted Seller's pro-rata share (based on the number of shares of Common Stock held by such Adjusted Seller immediately prior to the Closing as a percentage of the number of shares of Common Stock held by all of the Sellers immediately prior to the Closing) of the amount of such payment, plus interest on such pro-rata amount accrued from the date of such International Sale through the payment date at an annual rate equal to the Interest Rate. The procedures with respect to the resolution of disputes set forth elsewhere in this Section 2.3, mutatis mutandis, shall apply to the resolution of disputes pursuant to this Section 2.3.4.

     2.3.5 In the event that after the date of any payment pursuant to Section 2.3.3(iii), Section 2.3.3(iv), the last sentence of Section 2.3.3, Section 2.3.4 or the last sentence of Section 2.4, the Put/Call Date occurs with respect to any other Adjusted Seller, then on such subsequent Put/Call Date, Buyer shall pay to each Adjusted Seller: (a) the difference between (1) the amount of each prior payment by Buyer to such Adjusted Seller pursuant to Section 2.3.3(iii)(B) or 2.3.4(a) (including all prior adjustments pursuant to this Section 2.3.5) and
(2) the amount that Buyer would have paid to such  Adjusted  Seller  pursuant to
Section 2.3.3(iii)(B) or 2.3.4(a), as the case may be, had Buyer held on the date of such prior payment the number of shares of Common Stock held by Buyer on such subsequent Put/Call Date after giving effect to any purchases of Common Stock pursuant to the Put and Call Agreement; and (b) the difference, if any, between (1) the amount of each prior payment by such Adjusted Seller to Buyer pursuant to Section 2.3.3(iii)(A),
Section 2.3.3(iv), the last sentence of Section 2.3.3, Section 2.3.4(b) or the last sentence of Section 2.4 and (2) the amount represented by the percentage of each such payment referred to in the immediately preceding clause 2.3.5(b) (1) which equals the percentage of the outstanding Common Stock held by Buyer on the date of such payment pursuant to this Section 2.3.5 (after giving effect to any one or more purchases of Common Stock by Buyer pursuant to the Put and Call Agreement through and including the Put/Call Date on which such payment pursuant to this Section 2.3.5 is being made); provided that no payment shall be made pursuant to this clause (b) until the final Put/Call Date pursuant to the Put and Call Agreement. In addition to any payment by Buyer pursuant to this Section 2.3.5, Buyer shall also pay interest on the amount of such payment, accrued at an annual rate equal to the Interest Rate from the date of the corresponding payment pursuant to Section 2.3.3(iii), Section 2.3.3(iv), the last sentence of
Section 2.3.3, Section 2.3.4 or the last sentence of Section 2.4, as applicable, through the date of the payment pursuant to this Section 2.3.5.

Section 2.4 Distribution of International Entities on the Put/Call Date. In the event that on the Put/Call Date with respect to any Seller, an International Sale shall not have occurred with respect to any of the assets held by the International Entities on the date hereof, the Company shall distribute to such Seller on such Put/Call Date a pro-rata portion (based on the number of shares of Common Stock held by such Seller immediately prior to the Closing as a percentage of the total number of shares of Common Stock held by all Sellers immediately prior to the Closing) of the remaining assets held by the International Entities (whether through a distribution of equity interests in the entity or entities which hold such assets or otherwise) and as consideration for such distribution such Seller shall make a payment, in the manner contemplated by and subject to the provisions of Section 2.5, of an amount equal to (a) the Book Value of the assets so distributed plus (b) an amount equal to the interest on the Closing Book Value of the assets so distributed (as such Closing Book Value may be adjusted from time to time after the Closing Date, but only to reflect additional investment by the Company or any of its Subsidiaries in such assets, or cash distributions to the Company or any of its Subsidiaries related to such assets), accrued from the Closing Date through the date of such distribution at an annual rate equal to (x) the Interest Rate multiplied by (y) (1) one minus
(2) the average of the annual United States combined federal, state and local effective income tax rate (expressed as a decimal) of the Company and its Subsidiaries for all completed tax years between the Closing Date and the date of such payment. Each acquiring Seller shall pay to Buyer an amount equal to such Seller's pro-rata share (based on the number of shares of Common Stock held by such Seller immediately prior to the Closing as a percentage of the number of shares of Common Stock held by all Sellers immediately prior to the Closing) of any Taxes of the Company or any Subsidiary of the Company resulting from the distribution of assets held by the International Entities to such Seller pursuant to this Section 2.4.

Section 2.5 Payment of Amounts Due Pursuant to Section 2.3 and Section 2.4. With respect to payments required to be made pursuant to Section 2.3 or Section 2.4:

     2.5.1 The parties shall use reasonable efforts to permit offsetting of payments where applicable, and otherwise provide for an efficient settlement of funds on the date of any such payments.

     2.5.2 With respect to any amount payable by Buyer to any Seller, Buyer may, in lieu of making such payment, elect to cause the Company to make such payment to such Seller in the manner provided by, and subject to the limitations set forth in, Section 2.1.2.2.

     2.5.3 Any amounts payable by Buyer or the Company to any Seller following the application of Section 2.5.1 and 2.5.2 shall be paid by wire transfer of immediately available funds to an account specified by such Seller.

     2.5.4 Any amounts payable by any Seller shall be paid by wire transfer of immediately available funds to an account specified by the Company or Buyer, as applicable; provided, that, after the second anniversary of the Closing Date, such Seller may elect to make such payment in the form of shares of Common Stock by so notifying the Company or Buyer, as applicable, not later than five Business Days prior to the date on which such payment is due. For purposes of any such election, the Common Stock shall be valued at the price that would have been applicable had such Seller sold such Common Stock to Buyer on such date pursuant to a "put" exercise under the terms of the Put and Call Agreement.

Section 2.6 Certain Preliminary Transactions.

     2.6.1 The Company has declared a dividend payable to its stockholders in the aggregate amount of $90.0 million (the "Dividend") pursuant to a resolution of the Board of Directors of the Company dated August 11, 2000. The Company expects to pay the Dividend on or prior to the Closing Date.

     2.6.2 The parties anticipate that prior to the Closing, the Company may restructure, amend or otherwise modify the 1998 Plan and the 1999 Stock Plan (the "Plan Restructuring"). In connection with such restructuring, the Company may take actions related to the Trust under the 1998 Plan and/or Sithe Employee Stock Ownership, L.P., which may cause the shares of Common Stock held by either or both of such entities to be held by another Seller or by the Company. The parties agree that in any such event and, provided that the Company and each Seller has complied with Section 6.5.3(b) in all respects: if the Trust under the 1998 Plan and/or Sithe Employee Stock Ownership, L.P. ceases to hold shares of Common Stock, then (a) such entity will cease to be a party to this Agreement, (b) the Seller transferee of such shares of Common Stock will be bound by the terms hereof with respect to such shares and (c) the Schedules to this Agreement will be updated to the extent necessary to reflect the foregoing.

     2.6.3 The parties anticipate that Marubeni America Corporation ("Marubeni America"), Marubeni MS Power, Inc. ("Marubeni MS Power") and/or S Marubeni American Power, Inc. ("Marubeni American Power," and collectively, "Marubeni") may enter into arrangements with the Company and/or Vivendi which may involve a change in ownership with respect to the shares of Common Stock held by Marubeni on the date hereof (any such transaction, a "Marubeni Transaction"). The parties agree that in any such event, and provided that the Company and each Seller has complied with Section 6.5.3(b) in all respects: if Marubeni America, Marubeni MS Power or Marubeni American Power ceases to hold shares of Common Stock, then (a) such entity will cease to be a party to this Agreement, (b) any Seller transferee of such shares of Common Stock will be bound by the terms hereof with respect to such shares and (c) the Schedules to this Agreement will be updated to the extent necessary to reflect the foregoing. Notwithstanding the immediately preceding sentence, but subject to Section 6.5.3(b), in the event that the Company acquires shares of Sithe Stock held by Marubeni on the date hereof in connection with a Marubeni Transaction, such shares of Sithe Stock shall be considered outstanding for all purposes of this Agreement and the Company shall be bound as a Seller with respect to the obligation to sell such shares of Sithe Stock and the right to receive payment in consideration for the sale of such shares of Sithe Stock at the Closing, and
Schedule 1 shall be deemed to have been amended solely for such purpose; provided that for purposes of each other provision of this Agreement (including without limitation the provisions of Article 2 as applicable to any payments required to be made by or paid to any Seller after the Closing, the representations and warranties relating to ownership of such shares of Sithe Stock set forth in Article 3 and Article 4 relating to the period prior to the transfer of such shares of Sithe Stock to the Company, and the indemnification provisions set forth in Article 12), Marubeni shall be deemed to be the Seller with respect to all such shares of Sithe Stock.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise disclosed in this Agreement, or in any Schedule, the Company hereby represents and warrants to Buyer, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 3.1 Organization, Qualification and Corporate Power.

     3.1.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and to execute, deliver and perform this Agreement.

     3.1.2 Each  Significant  Subsidiary  of the  Company is listed on  Schedule
3.1.2. Each Significant Subsidiary which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each Significant Subsidiary which is a partnership or limited liability company is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Significant Subsidiary is duly licensed or qualified to transact business as a foreign corporation, limited liability company or partnership, as applicable, in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Each Significant Subsidiary has the requisite corporate or organizational power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

Section 3.2 Authorization; Validity.

     3.2.1 The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action on the part of the Company.

     3.2.2 This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict. Except as set forth in Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of any provisions of the certificate of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement or other similar organizational documents (the "Charter Documents") of the Company or any Significant Subsidiary, (ii) violate any law or regulation applicable to the Company or any Subsidiary of the Company, or any order of any court or governmental agency or authority having jurisdiction over the Company or any Subsidiary of the Company, (iii) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, or require the consent or approval of any party to, any Material Contract or (iv) result in the creation or imposition of any Material Encumbrance, except, in the case of clauses (ii), (iii) and (iv), as would not have a Material Adverse Effect.

Section 3.4 Capital Stock.

     3.4.1 The authorized, issued and outstanding capital stock of the Company and each Significant Subsidiary are as set forth in Schedule 3.4. The stockholders of record of the Company and each Significant Subsidiary are as set forth in Schedule 3.4. Except as set forth in Schedule 3.4, (i) there is no authorized or outstanding subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire from the Company or from any Significant Subsidiary equity interests of the Company or any Significant Subsidiary, (ii) there is no commitment on the part of the Company or on the part of any Significant Subsidiary to issue shares, subscriptions, warrants, options, convertible securities, partnership interests or other similar rights, and (iii) no equity securities or partnership interests of the Company or of any Significant Subsidiary are reserved for issuance for any such purpose. Except as set forth in Schedule 3.4, neither the Company, nor any Significant Subsidiary, has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities. Except for the Charter Documents of the Company and certain Significant Subsidiaries, and except as set forth in Schedule 3.4, this Agreement, the Put and Call Agreement and the Amended and Restated Stockholders' Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of the Company or to any equity securities of any Significant Subsidiary.

     3.4.2 Except as set forth in Schedule 3.4, all shares of Outstanding Stock have been or at the Closing will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, other than Liens on Sithe Stock created by or through Buyer.

Section 3.5 Financial Statements. Attached as Schedule 3.5 are (i) a consolidated audited balance sheet of the Company and its subsidiaries (including the International Entities) at December 31, 1998 and 1999 and related audited consolidated statements of income and cash flows of the Company and its subsidiaries for the years then ended and (ii) a consolidated unaudited balance sheet of the Company and its subsidiaries at March 31, 2000 and related consolidated statements of income and cash flows of the Company and its subsidiaries for the three month period then ended (such statements specified in clauses (i) and (ii), together with the related notes thereto, collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the dates thereof and the results of their consolidated operations for the periods covered thereby except, that the financial statements at and for the three months ended March 31, 2000 are delivered without notes and are subject to normal recurring year-end adjustments. Neither the Company nor any Subsidiary thereof has any liability or obligation of the type that would be required by

GAAP to be disclosed in the Financial Statements of the Company and its subsidiaries (whether accrued, absolute, contingent or otherwise) which,
individually  or  in  the  aggregate,   is  material  to  the  Company  and  its
consolidated subsidiaries, taken as a whole, other than (i) liabilities reflected (but only to the extent so reflected) or reserved against in the Financial Statements, (ii) liabilities or obligations that have arisen since March 31, 2000 in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, would have a Material Adverse Effect, (iii) liabilities or obligations disclosed in Schedule 3.5, or (iv) liabilities or obligations incurred in accordance with the terms of this Agreement or any Material Contract. The books of account of the Company and subsidiaries of the Company fairly reflect in all material respects in accordance with GAAP consistently applied (a) all material transactions relating to the Company and subsidiaries of the Company and (b) all material items of income and expense, assets and liabilities and accruals relating to the Company and subsidiaries of the Company. Neither the Company nor any subsidiary of the Company has engaged in any material transaction, maintained any material bank account or used any material corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Company and subsidiaries of the Company.

Section 3.6 Litigation; Compliance with Law.

     3.6.1 Schedule 3.6 lists (a) each material action, suit, claim or proceeding (including, but not limited to, any arbitration proceeding) pending or, to the Company's knowledge, threatened, (b) each material investigation which, to the Company's knowledge, is pending or threatened, against any of the Company or any Subsidiary of the Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and (c) certain other actions, suits, claims, proceedings or investigations that are listed for the information of Buyer. For purposes of the preceding sentence, no representation is made with respect to (i) any proceeding before any regulatory authority initiated by the Company or any Subsidiary of the Company in which the Company or such Subsidiary of the Company is an applicant for any governmental permit, approval, certificate, authorization or license, to the extent the matters considered in such proceeding are limited to the approval or authority requested in such application, or (ii) proceedings initiated by a third party in which the Company or any Subsidiary of the Company is an intervener, and the subject matter of such intervention is of general applicability to similarly-situated parties. Neither the Company nor any Subsidiary of the Company is in default with respect to any material order, writ, injunction or decree known to or served upon such entity of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     3.6.2 Except as set forth on Schedule 3.6, the Company and each Subsidiary of the Company is in compliance with all laws, rules, regulations and orders applicable to its business (other than labor laws, which are addressed in Section 3.11, and other than Environmental Laws, which are addressed in Section 3.17), except where the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.6, the Company and each Significant Subsidiary has all permits, licenses and other governmental authorizations necessary to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7 Tax Matters.

     3.7.1 Each of the Company and its Subsidiaries (for purposes of this Section 3.7 "Subsidiaries" shall include all International Entities) has filed on a timely basis all material Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. Except as set forth in Schedule 3.7, all Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or, if not paid, a liability for such Taxes has been accrued on the financial statements of the Company in accordance with GAAP. Except as set forth in Schedule 3.7, no claim has been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Schedule 3.7, there are no Liens on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (other than Taxes not yet due).

     3.7.2 Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     3.7.3 Except as set forth in Schedule 3.7, there is no outstanding dispute or claim concerning any material Tax liability of any of the Company and its Subsidiaries, either (A) claimed or raised by any taxing authority in writing or
(B) as to which the Company or any of its Subsidiaries has knowledge.

     3.7.4 Except as set forth in Schedule 3.7, none of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, including those deficiencies proposed but not yet assessed, except with respect to waivers or extensions of time which have since expired.

     3.7.5 Except as set forth in Schedule 3.7, there are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company or its Subsidiaries that are, or if issued would be, binding on the Company and any of its Subsidiaries.

     3.7.6 None of the Company and its  Subsidiaries  has filed a consent  under
Section 341(f) of the Code concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that would obligate it to make any payments that will not be deductible under Section 280G of the Code (assuming the shareholder approval requirements of Code Section 280G(b)(5)(B) are satisfied). None of the Company and its Subsidiaries has agreed to, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change of accounting method or otherwise. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the assets of the Company or its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103 of the Code nor are they "tax-exempt use property" within the meaning of Section 168(h) of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or its Subsidiaries has participated in, or cooperated in (or has been asked to cooperate in) an international boycott as defined in Section 999 of the Code.

     3.7.7 Except as set forth on Schedule 3.7, and except for "intertie gross-up provisions" in the Company's and Subsidiaries' electricity supply and interconnection agreements, none of the Company and its Subsidiaries is a party to any Tax indemnity, allocation or sharing agreement. None of the Company and its Subsidiaries (A) was a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) during any tax year for which the federal income tax statute of limitations has not expired or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for any tax year for which the federal income tax statute of limitations has not expired.

     3.7.8 The Company and its Subsidiaries have filed all reports and have created and/or retained all records required under Section 6038A of the Code with respect to its ownership by and transactions with related parties. Each related foreign person that is controlled by the Company and that is required to maintain records under Section 6038A of the Code with respect to transactions between the Company or any of its Subsidiaries and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by such related foreign person with respect to transactions with the Company or any of its Subsidiaries are either maintained in the United States or the Company and its Subsidiaries are exempt from the record maintenance requirements of Section 6038A of the Code with respect to such transactions under Treasury Regulation Section 1.6038A-1. The Company and its Subsidiaries are not a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A of the Code.

Section 3.8 Material Contracts. The Contracts listed in Schedule 3.8 include all of the Material Contracts and certain other Contracts that are listed for the information of Buyer, provided, however, that no Contract shall be deemed a Material Contract solely by reason of the fact  that it is listed  on  Schedule  3.8.  Except  as  otherwise  set forth in
Schedule 3.8: (i) each Material Contract is valid, binding and in full force and effect in all material respects, and is enforceable in all material respects by the Company or its Subsidiary, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), (ii) the Company and each Subsidiary thereof that is a party to a Material Contract has performed in all material respects the obligations required to be performed by it to date under such Material Contract, and (iii) neither the Company nor any Subsidiary thereof has received any notice of default under any Material Contract to which it is a party, except as would not have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has given or received any notice of cancellation or termination of any Material Contract. To the knowledge of the Company, no party to any Material Contract is in material default under any such Material Contract. Except as set forth in
Schedule 3.8, there are no existing Material Contracts with, or material rights in, any third party to acquire any of the assets of the Company or any Subsidiaries of the Company, other than in the ordinary course of business consistent with past practice.

Section 3.9 Consents and Approvals. Except as set forth in Schedule 3.9, no material registration or filing with, or material consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality or any other Person is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, other than filings required pursuant to the HSR Act.

Section 3.10 Brokers. Neither the Company nor any Subsidiary or Affiliate thereof has any contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement, except for Goldman, Sachs & Co., whose fees shall be borne by the Company and paid in full as of the Closing Date (or, to the extent unpaid at Closing, shall be reflected as a liability on the Closing Balance Sheet).

Section 3.11 Labor Matters. The Company has delivered to Buyer true and correct copies of the collective bargaining agreements listed on Schedule 3.11 (the "Collective Bargaining Agreements"). The Collective Bargaining Agreements constitute all collective bargaining agreements to which the Company or any Subsidiary of the Company is a party or is subject and which relate to the business and operations of the Company or any Subsidiary of the Company. Other than as set forth in Schedule 3.11, to the Company's knowledge, the Company or the applicable Subsidiary of the Company (a) is in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, and wages and hours; (b) has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board; (c) has no arbitration proceeding pending against it that arises out of or under any collective bargaining agreement which relates to the business or operations of the Company, and (d) is not currently experiencing, and has received no current threat of, any work stoppage, in each case, except as would not have a Material Adverse Effect.

Section 3.12      ERISA.

     3.12.1 Schedule 3.12 lists all Employee Benefit Plans and Benefit Arrangements that are sponsored or contributed to by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates has an obligation to contribute covering the employees or former employees of the Company and its Subsidiaries ("Benefit Plans").

     3.12.2 All Benefit Plans subject to ERISA or the Code covering employees or former employees of the Company and its Subsidiaries comply in all material respects with their respective terms and the applicable provisions of ERISA and the Code.

     3.12.3 Except as set forth in Schedule 3.12, all Employee Benefit Plans intended to be qualified under Code Section 401 maintained by the Company and its Subsidiaries have received favorable determinations with respect to such qualified status from the Internal Revenue Service or will be amended as requested by the Internal Revenue Service covering all currently applicable requirements of Code Section 401 within the remedial amendment period prescribed under Section 401(b) of the Code so as to obtain such favorable determination.

     3.12.4 No Employee Benefit Plan that is subject to Title IV of ERISA and is sponsored by the Company or an ERISA Affiliate of the Company has (i) incurred an accumulated funding deficiency, whether or nor waived, within the meaning of
Section 412 of the Code or Section 302 of ERISA, (ii) been terminated or (iii) been a plan with respect to which a reportable event, as defined in Section 4043 of ERISA, to the extent that the reporting of such event to the Pension Benefit Guaranty Corporation has not been waived, has occurred and is continuing.

     3.12.5 Except as set forth in Schedule 3.12, neither the Company nor any of its ERISA Affiliates sponsors or has previously sponsored, maintained, contributed to or incurred an obligation to contribute to any Multiemployer Plan.

     3.12.6 Except as set forth in Schedule 3.12, to the Company's knowledge, no fiduciary or party in interest with respect to any of the Employee Benefit Plans covering employees or former employees of the Company and its Subsidiaries has engaged in or been a party to a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or
Section 408 of ERISA, respectively.

     3.12.7 Except as set forth in Schedule 3.12, no employee or former employee of the Company or any Subsidiary of the Company shall accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan or Benefit Arrangement covering employees or former employees of the Company or any Subsidiary of the Company or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement.

     3.12.8 Except as set forth in Schedule 3.12 and other than claims for benefits in the ordinary course, there is no material claim pending, or, to the Company's knowledge, threatened, involving any Employee Benefit Plan or Benefit Arrangement covering employees or former employees of the Company or any Subsidiary of the Company by any person against such Employee Benefit Plan, Benefit Arrangement, the Company or any ERISA Affiliate.

     3.12.9 Except as set forth in Schedule 3.12, the Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under applicable law and the terms of each Employee Benefit Plan and Benefit Arrangement covering employees or former employees of the Company and its Subsidiaries.

     3.12.10 Except as set forth in Schedule 3.12, no Benefit Plan provides material health care coverage beyond termination of employment except as required by Sections 601-608 of ERISA or Section 4980B of the Code or death benefits coverage beyond termination of employment.

     3.12.11 Neither the execution and delivery of this Agreement, the Put and Call Agreement or the Amended and Restated Stockholders' Agreement by the trustees under any Benefit Plan, acting as a stockholder of the Company, nor the performance and consummation by any such Benefit Plan of the transaction contemplated hereby and thereby violates or will violate any of the terms and conditions of such Benefit Plan, ERISA or the Code.

Section 3.13 Events  Subsequent  to March 31,  2000.  Except (a) as set forth in
Schedule 3.13, (b) as specifically provided for by this Agreement or consented to or approved by Buyer or (c) for transactions between or among the Company and one or more of its Subsidiaries, or between or among Subsidiaries of the Company, or involving the International Entities, from March 31, 2000 until the date hereof, neither the Company nor any Significant Subsidiary, has:

     3.13.1 incurred or guaranteed any indebtedness for borrowed money (not including accounts payable and trade payables incurred in the ordinary course of business consistent with past practice), other than (i) indebtedness incurred in accordance with any Material Contract or (ii) indebtedness incurred in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has a Material Adverse Effect;

     3.13.2 acquired or disposed of, in either case in any manner, any material assets or properties, other than (i) acquisitions and dispositions in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or surplus assets, (iii) acquisitions and dispositions in connection with the normal repair and/or replacement of assets or properties, or property losses covered by insurance, (iv) acquisitions or dispositions in accordance with any Material Contract or (v) dispositions of equity interests or assets pursuant to the Reliant Purchase Agreement or related to any of the International Entities;

     3.13.3 amended its Certificate of Incorporation, By-Laws or governing documents, other than amendments which do not have, individually or in the aggregate, a Material Adverse Effect;

     3.13.4 failed to pay and discharge on a timely basis consistent with past practices any liabilities which constitute current liabilities under generally accepted accounting principles, except for (i) liabilities not yet due, (ii) liabilities which are subject to good faith contest for which appropriate reserves have been established or (iii) liabilities for which the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect;

     3.13.5 cancelled any material indebtedness owed to the Company or any Subsidiary thereof or waived in an enforceable manner any rights of substantial value to the Company or any Subsidiary thereof, except for any such cancellations or waivers of intercompany indebtedness or which, individually or in the aggregate, do not have a Material Adverse Effect;

     3.13.6 declared or paid any dividend or distribution, except for any dividend or distribution paid or payable by a Subsidiary of the Company to another Subsidiary of the Company or to the Company;

     3.13.7 made or agreed to make any advance (excluding advances for ordinary and necessary business expenses and for tax payments under the Company's tax equalization program) or loan to any of its directors or officers or employees, or to the Sellers, or made any increase in, or any addition to, other benefits to which any of its directors or officers, or any Seller may be entitled, except in the ordinary course of business consistent with past practice and except for such additional benefits which, in the judgment of the board of directors or the senior management of the Company, are reasonably necessary or appropriate to retain the services of directors, officers or employees;

     3.13.8 suffered any Material Adverse Effect; or

     3.13.9 entered into any agreement or commitment to take any of the actions described in Sections 3.13.1 to 3.13.7.

Section 3.14 Title to Properties. The Company and the Significant Subsidiaries have good and valid title to the material properties and assets (other than Real Property) reflected on the March 31, 2000 consolidated balance sheet included in the Financial Statements or thereafter acquired (other than material properties and assets disposed of in the ordinary course of business since such date and dispositions that would not result in a breach of the representations set forth in Section 3.13), free and clear of any Material Encumbrances, except for: (i) Liens and encumbrances set forth in Schedule 3.14; (ii) Liens for current taxes not yet due and payable or being contested in good faith through appropriate proceedings, Liens to lenders incurred on deposits made in the ordinary course of business consistent with past practice in connection with maintaining bank accounts, Liens in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, governmental permits, licenses and approvals, performance and return-of-money bonds and other similar obligations, and (iii) materialmen's, warehousemen's and mechanics Liens and other Liens arising by operation of law in the ordinary course of business for sums not yet due, none of which, individually or in the aggregate, materially interferes with or otherwise materially impairs the present use or operation of such properties or assets. The Liens described in the foregoing clauses (i), (ii) and (iii) are collectively referred to as "Permitted Liens". The

Company and the Significant Subsidiaries currently own, lease or otherwise have a right to use all of the property necessary for the conduct of their respective businesses as currently conducted in all material respects.

Section 3.15 Insurance. Schedule 3.15 contains a list of the material insurance coverage applicable to the Company and Significant Subsidiaries and certain other insurance coverage that is listed for the information of Buyer. To the Company's knowledge, the insurance coverage listed on Schedule 3.15 is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, except that policies relating to director and officer insurance will terminate in accordance with their terms on the Closing Date. There is no material default by the Company or any Significant Subsidiary (or to the Company's knowledge by any insurer) under any such coverage and there has been no material failure by the Company or any Significant Subsidiary to give notice or present any material claim under any such coverage in a due and timely fashion. No notice of cancellation or nonrenewal of any such material coverage has been received except as is customary during the expiration and renewal process for those policies listed on Schedule 3.15 which expire within 30 days. During the one-year period ending on the date of the Opening Balance Sheet, there have been no retroactive or retrospective premium adjustments that have not been reflected on the Opening Balance Sheet. Except as set forth in
Schedule 3.15, there are no material outstanding performance bonds covering or issued for the benefit of the Company.

Section 3.16 Transactions with Certain Persons. Except (i) for liabilities and obligations arising out of employment relationships of any officer, director or employee of the Company or any Significant Subsidiary thereof with the Company and its Affiliates, (ii) for liabilities or obligations relating to, or arising out of, any International Entities and (iii) as set forth in Schedules 3.8, 3.12 or 3.16; the Company has no outstanding liabilities or obligations owing to or from any Seller, officer, director or employee of the Company or any Significant Subsidiary thereof nor any member of any such person's immediate family.

Section 3.17 Compliance With Environmental Laws. Except as set forth in Schedule 3.17, (i) the Company and its Subsidiaries are in compliance with the applicable Environmental Laws in all material respects and (ii) neither the Company nor any of its Subsidiaries has any material liability under the applicable Environmental Laws. Except as set forth in Schedule 3.17, (i) no written notice of any material violation of the applicable Environmental Laws or material claims or demands by third parties relating to the operations or properties of the Company or any Subsidiary thereof has been received by, and is pending against, the Company or any Subsidiary thereof and (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, relating to compliance by the Company or any of its Subsidiaries with or liability of any of them under the applicable Environmental Laws, except where any such instance of non-compliance or liability would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.18 Real Property. Except as set forth in Schedule 3.18:

     3.18.1 The Company or a Subsidiary of the Company, as applicable, has valid and insurable title to all material real property owned by it and valid leasehold interests in all material real property leased by it (collectively, the "Real Property").

     3.18.2 To the Company's knowledge, the current use of the Real Property is in material compliance with all applicable zoning regulations or permitted as a grandfathered non-
conforming use. To the Company's knowledge, the completion of the transactions contemplated hereby will not prevent the Company or any Subsidiary of the Company from utilizing, in accordance with such zoning ordinances and regulations, any or all of the Real Property following the Closing in the same manner in all material respects as the Company or Subsidiary of the Company has utilized such Real Property prior to the Closing.

     3.18.3 The electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Real Property are adequate in all material respects for the present use of the Real Property by the Company and Subsidiaries of the Company, and the Company has no knowledge of any condition that will result in the termination of the present access from the Real Property to any such material utility services and other facilities.

     3.18.4 The Company or Subsidiaries of the Company have all materially necessary vehicular and pedestrian ingress and egress rights to and from the Real Property. There are no restrictions on entrance to or exit from the Real Property that materially interfere with the current use of the Real Property and the Company has no knowledge of any condition that might reasonably be expected to result in the termination of any material present access from the Real Property to existing highways and roads.

     3.18.5 The Company has received no written notices, and has no knowledge of facts or circumstances that should reasonably cause it to believe, that any governmental body having jurisdiction over the Real Property intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property except for any such exercise that would not materially adversely affect the present use of any Real Property by the Company or any of its Subsidiaries.

     3.18.6 The Company has not received written notice of any proposed public improvements that might result in any material charge being levied or assessed against any of the Real Property or of any proposed regulation (including, but not limited to, zoning regulations) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19 Patents, Copyrights and Trademarks. To the knowledge of the Company, the business as formerly and presently conducted by the Company and Subsidiaries of the Company does not conflict with or infringe upon any patents, copyrights, trademarks, service marks or applications that are owned or claimed by any third party, except for such conflicts or infringements that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.20 Corporate Records. The corporate record books of the Company and Significant Subsidiaries are current and contain correct and complete, in all material respects, copies of minutes of meetings, resolutions and other actions and proceedings of its stockholders and board of directors, and the stock records of the Company and Significant Subsidiaries are also current, correct and complete and reflect the issuance of all shares of capital stock of such entities.

Section 3.21 Qualifying Facilities. All of the Company's Qualifying Facilities are in compliance in all material respects with Section 210 of PURPA and the regulations promulgated thereunder. The Company has not received any notice from FERC or other regulatory authority that any of the Company's Qualifying Facilities are in material violation of PURPA or the regulations promulgated thereunder or otherwise fail to satisfy any material legal requirements applicable to Qualifying Facilities.

Section 3.22 Exempt Wholesale Generators and Foreign Utility Companies. All of the Company's Subsidiaries and Affiliates that have received Exempt Wholesale Generator ("EWG") determination from FERC or provided Foreign Utility Company ("FUCO") notices with the SEC are in compliance in all material respects with the requirements imposed under PUHCA with respect to EWG's and FUCO's. The Company and its respective EWG/FUCO Subsidiaries and Affiliates have not received any notice from FERC, SEC or any other regulatory authority that any EWG/FUCO is in material violation of PUHCA or otherwise fails to satisfy any material legal requirement applicable EWGs or FUCOs.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF EACH SELLER.
Except as otherwise disclosed in this Agreement or in any Schedule, each Seller, severally and not jointly, represents and warrants, only with respect to itself, to Buyer, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 4.1 Organization and Corporate Power. If such Seller is a Corporate Seller, it is a corporation, a partnership or a trust, as indicated on Schedule 1, and if it is a corporation it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own the Sithe Stock it is agreeing to transfer pursuant to this Agreement and to execute, deliver and perform this Agreement. If such Corporate Seller is a partnership or a trust, it has full power and authority to own the Sithe Stock it is agreeing to transfer pursuant to this Agreement and to execute, deliver and perform this Agreement. If such Seller is an individual, he has the legal capacity to execute, deliver and perform this Agreement.

Section 4.2 Authorization; Validity. The execution, delivery and performance of this Agreement by such Seller, if it is a Corporate Seller, have been duly authorized by all requisite action on the part of such Seller. If such Seller is a Corporate Seller, this Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). If such Seller is an individual, this Agreement constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict. If such Seller is a Corporate Seller, except as would not materially adversely affect such Seller's ability to consummate the transactions contemplated hereby, the execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby will not (i) violate the Charter Documents of such Seller, (ii) violate any law or regulation applicable to such Seller, or
(iii) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation by which such Seller or any of its assets its bound.

Section 4.4 Ownership of Stock. Such Seller owns, of record and beneficially, the number of shares of Sithe Stock set forth opposite such Seller's name on
Schedule 3.4, free and
clear of any Liens,  except as set forth in Schedule 3.4. Except as set forth in
Schedule 3.4 and except as contemplated hereby, there is no voting trust or agreement, stockholders' agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, proxy or agreement or commitment to sell relating to such Seller's shares of Sithe Stock. On the Closing Date, upon the consummation of the transactions contemplated by this Agreement, Buyer will own the Sithe Stock to be sold by such Seller to Buyer pursuant to this Agreement free and clear of any Liens, except for any Liens created by or through Buyer.

Section 4.5 Public Utility. No Seller is a "holding company," a "public-utility company," an "electric utility company," or a "subsidiary company," an "associate company," or an "affiliate" of a holding company within the meaning of PUHCA, a "public utility" within the meaning of Part II of the Federal Power Act, or otherwise subject to regulation as a public utility or public service company (or similar designation) by the United States or any state of the United States.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Sellers that, as of the date hereof (except where such representation or warranty is expressly made only as of a specific date) as follows:

Section 5.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has full corporate power and authority to execute, deliver and perform this Agreement.

Section 5.2 Authorization of Agreement; Validity. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.3 No Conflict. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate the Charter Documents of Buyer; (ii) violate any law or regulation applicable to Buyer, or any order of any court or governmental agency or authority having jurisdiction over Buyer, or (iii) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation by which Buyer or any of its assets is bound.

Section 5.4 Consents and Approvals. Except as set forth in Schedule 5.4, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality or any other Person is or will be necessary for the valid execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, other than filings required pursuant to the HSR Act.

Section 5.5 Brokers. Neither Buyer nor any Subsidiary or Affiliate of Buyer has any contract, arrangement or understanding with any investment banking firm, broker, finder or similar agent with respect to the transactions contemplated by this Agreement, except for Credit Suisse First Boston, whose fees shall be borne by Buyer.

Section 5.6 Availability of Funds. At the Closing, Buyer will have sufficient funds to pay the Estimated Aggregate Purchase Price and to consummate the transactions contemplated hereby.

Section 5.7 Investment Purpose; Restricted Securities. Buyer is purchasing the Sithe Stock for Buyer's own account, for investment purposes only and not with a view towards public sale or distribution thereof. Buyer understands that the Sithe Stock has not been, will not be, and is not required to be registered under the Securities Act of 1933 as amended (the "Act"), by reason of a specific exemption from the registration provisions of the Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer's representations as expressed herein. Buyer understands that the shares of Sithe Stock are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Buyer may be required to hold the Sithe Stock indefinitely unless the sale of the Sithe Stock by Buyer is registered with the Securities and Exchange Commission ("SEC") and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Sithe Stock, and on requirements relating to the Company which are outside of Buyer's control, and which the Company is under no obligation to, and may not be able to, satisfy.

Section 5.8 No Public Market. Buyer understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Sithe Stock.

Section 5.9 Legends. Buyer understands that the Sithe Stock, and any securities issued in respect of or in exchange for the Sithe Stock, may bear legends as may be set forth in the Amended and Restated Stockholders' Agreement.


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

ARTICLE 6. ACCESS; ADDITIONAL AGREEMENTS

Section 6.1 Access to Information; Continuing Disclosure. The Company agrees that from the date hereof until the Closing Date, and subject to the terms of the Confidentiality Agreement and for purposes of transition, (i) upon reasonable notice from Buyer, the Company shall provide to Buyer reasonable access, at reasonable times during normal business hours, to the employees, properties, books and records of the Company and each Subsidiary thereof and shall promptly furnish to Buyer information as Buyer may reasonably request; provided, that such access shall be afforded to Buyer after no less than two Business Days' prior notice, and only in such manner so as not to unreasonably disturb or interfere with the normal operations of the Company or such Subsidiary; and provided further, that the Company shall not be required to take any action that would constitute a waiver of the attorney-client privilege and the Company need not supply to Buyer any information that the Company is under a legal obligation not to supply, and (ii) at regular intervals prior to the Closing Date, or at such other times as Buyer or its representatives shall reasonably request, the Company shall consult with Buyer regarding the conduct of the business of the Company and its Subsidiaries. All information furnished by or on behalf of the Company hereunder shall be subject to the terms of the Confidentiality Agreement dated as of November 11, 1999 between the Company and Buyer (the "Confidentiality Agreement").

Section 6.2 Regulatory Approvals.

     6.2.1 Antitrust Notification. Buyer shall cause its ultimate parent entity to, and the Company and Vivendi, S.A. will, as promptly as practical, but in no event later than thirty (30) days following the execution and delivery of this Agreement, each file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the

"DOJ") the Notification and Report Form under the HSR Act, if any, required in connection with the transactions contemplated hereby and as promptly as practicable supply any additional information, if any, requested in connection herewith pursuant to the HSR Act. Any such Notification and Report Form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and the Company shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Each of Buyer and the Company shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Buyer and the Company will use its reasonable efforts to obtain the termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the transactions contemplated hereby.

     6.2.2 Regulatory Approval Process. Buyer, the Company and, to the extent required, the Sellers, shall as promptly as practical, but in no event later than thirty days following the execution and delivery of this Agreement, submit to the appropriate agency/ies or third party/ies all declarations, filings and registrations listed on Schedules 7.4 and 8.4. With respect to any such filings and registrations, including, without limitation, filings that will be submitted to the Federal Energy Regulatory Commission ("FERC") and or the SEC, Buyer and the Company shall cooperate to share and develop information necessary for such filing(s) and drafts of such filing(s) within fifteen days following execution and delivery of this Agreement and shall give each other reasonable opportunity to comment on and to revise such draft filings(s) before such filing(s) are submitted to the appropriate governmental or regulatory agency. Buyer and

Sellers agree to the retention of the Company's choice of expert to support any such filing(s) submitted to FERC.

Section 6.3 Further Assurances. From time to time from the date hereof until the Closing Date, as and when requested by any party hereto, the requested party shall use reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement, including, without limitation, such actions as are reasonably necessary in connection with obtaining any third party consent identified on Schedules 7.4 or
8.4 or any regulatory filings as any party may undertake in connection herewith.

Section 6.4 Certain Tax Matters.

     6.4.1 Transfer Taxes. Payments for all stamp, documentary, recording, transfer and sales and use taxes ("Transfer Taxes") incurred in connection with this Agreement and the transactions contemplated hereby (which for purposes of this Section expressly exclude any sale contemplated by the Reliant Purchase Agreement or any International Sale, as to which all Transfer Taxes shall be borne by the Sellers) shall be shared equally between Buyer and the Sellers, and Buyer at its own expense shall file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use taxes, and, if required by applicable law, the Company shall join the execution of any such Tax Returns or other documentation.

Section 6.5 Regular Course of Business.

     6.5.1 Prior to the  Closing,  except (a) as set forth on Schedule  6.5, and
(b) as otherwise contemplated by this Agreement or consented to in writing by Buyer the Company shall, and shall cause its Subsidiaries to:

         6.5.1.1 operate in the ordinary course of business consistent with past practices;

         6.5.1.2 use reasonable efforts to preserve substantially intact their business organization, retain the services of their key employees (subject to work force requirements) and maintain their relationships with their material customers and suppliers;

         6.5.1.3 use reasonable efforts to maintain and to keep their material properties and assets in good repair and condition, ordinary wear and tear and insured casualty excepted;

         6.5.1.4 use reasonable efforts to keep in full force and effect material insurance and bonds substantially comparable in amount and scope of coverage to that currently maintained; and

         6.5.1.5 comply in all material respects with the covenants set forth in any loan, debt or other agreements with its lenders; in each case, except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect.

     6.5.2 Prior to the Closing, except as set forth in Schedule 6.5, and except as otherwise contemplated by this Agreement or as otherwise consented to in writing by Buyer, which consent shall not to be unreasonably withheld or delayed, the Company shall not, and shall cause its Subsidiaries not to:


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

         6.5.2.1 (a) increase significantly the compensation payable to or to become payable to any director or executive officer, (b) grant any material severance or termination pay award that would become due as a result of the transactions contemplated hereby, (c) amend or take any other actions to increase materially the amount of, or accelerate the payment or vesting of, any benefit under any Benefit Plan or (d) contribute, transfer or otherwise provide any material amount of cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement; except, in the case of each of clause (a) through
(d), (x) pursuant to any Contract of the Company or any of its Subsidiaries existing on the date hereof or (y) in the case of severance, termination or retention payments, pursuant to a policy of the Company or any of its Subsidiaries existing on the date hereof.

         6.5.2.2 (a) enter into any material employment or severance agreement with any director or executive officer, either, individually or as part of a class of similarly situated persons, or (b) establish, adopt or enter into any material new Benefit Plan, except, in the case of (a) or (b), (w) for employment and severance agreements and Benefit Plans for the benefit of any newly employed or promoted officers or employees, in which case the terms of such agreements and Benefit Plans shall be reasonably consistent with those existing on the date hereof, (x) for Benefit Plans relating to welfare insurance benefits established or adopted in the ordinary course of business consistent with past practice or
(y) for Benefit Plans as required by the terms of any Collective Bargaining Agreement;




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

         6.5.2.3 (a) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any material amount of equity securities of the Company or any of its Subsidiaries or (b) grant any Lien with respect to any equity securities of the Company or any Subsidiary, other than with respect to shares of Common Stock held by William Kriegel in accordance with the terms and conditions set forth in the form of Amended and Restated Stockholders' Agreement attached as Exhibit A hereto;

         6.5.2.4 acquire, whether by merger or consolidation, by purchasing any equity interest or otherwise, any business or any corporation, partnership, association or other business organization or division thereof except for any such acquisition transaction that is not material;

         6.5.2.5 acquire or construct any material assets or properties other than the acquisition of assets from suppliers or vendors in the ordinary course of business and consistent with past practice;

         6.5.2.6 sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any material assets of the Company or any of its Subsidiaries, except for dispositions of assets and inventories in the ordinary course of business consistent with past practice and purchase money Liens incurred in connection with the acquisition of assets secured by such assets;

         6.5.2.7 adopt any amendments to its Charter Documents, except as contemplated by the form of Amended and Restated Stockholders' Agreement attached as Exhibit A hereto;

         6.5.2.8 (A) make any change in any of its methods of accounting in effect at December 31, 1999, except as may be required to comply with



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

GAAP, (B) make or rescind any election relating to any Taxes (other than any election that must be made periodically and that is made consistent with past practice or that the Company is contractually required to make pursuant to the Reliant Purchase Agreement or the GPU Purchase Agreement in effect as of the date hereof or that is an entity classification election made in the ordinary course of business) or (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except, in each case, as may be required by applicable law or as would not have a Material Adverse Effect;

         6.5.2.9 enter into any Contracts, or make any commitments, for the sale of energy or capacity to any third party relating to any period after the third anniversary of the Closing Date;

         6.5.2.10 incur any obligations for borrowed money or purchase money indebtedness that are material, whether or not evidenced by a note, bond, debenture or similar instrument, except purchase money indebtedness as to which Liens may be granted pursuant to Section 6.5.2.6, drawings or other incurrences of indebtedness under credit lines or other financing agreements existing at the date of this Agreement and borrowings evidenced by obligations having a term of up to five years issued in the ordinary course of business consistent with past practice; or

         6.5.2.11 agree in writing or otherwise to do any of the foregoing.

     6.5.3 Notwithstanding anything herein to the contrary, the Company shall be permitted to: (a) declare and pay dividends in an aggregate amount not to exceed $90.0 million (plus any dividends to be paid at the election of Buyer pursuant to Article 2); (b) consummate any one or more of (i) any Marubeni Transaction and (ii) the Plan Restructuring, provided, in the



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

case of any action described in this clause (b), that the consummation of such action would have no cost or other adverse financial impact to the Company that is not fully reflected in the Adjustment Amount or to Buyer; (c) take any action in connection with the International Entities to the extent permitted to be taken by the Divestiture Committee in the form of Amended and Restated
Stockholders' Agreement attached hereto as Exhibit A; (d) consummate any International Sale; and (e) consummate the transactions contemplated by, and subject to the terms and conditions of, the Letter of Intent, dated the date hereof, between the Company and William V. Kriegel.

     6.5.4 Notwithstanding anything herein to the contrary, the Company shall be permitted to take any action which in the good faith belief of the Board of Directors of the Company or its Chairman is in, or not opposed to, the best interests of the Company, in connection with (i) the litigation matters set forth in item 1 of Schedule 3.6 and item 4 of Schedule 3.6, including, without limitation, entering into any settlement of, and otherwise managing such litigation and (ii) any of the Allegheny Entities (as hereinafter defined). Any action or inaction taken by the Company in connection with any matters described in the foregoing sentence shall not be deemed to cause a breach by the Company or any Seller of this Agreement or the failure of any condition set forth in
Article 7 to be satisfied.

Section 6.6 Notice of Changes. Prior to the Closing, Buyer and each Seller shall, and the Sellers shall cause the Company to, promptly disclose to each other party in writing any information set forth in the Schedules hereto which no longer obtains and any information of the nature of that set forth in the Schedules which arises after the date hereof and which would have been required to be included in the Schedules if such information had obtained on the date hereof. Such disclosure shall not limit or affect any party's rights hereunder for or with respect



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

to any misrepresentation or breach of warranty by any other party or the failure of any other party to fulfill any covenant, agreement or condition contained in this Agreement and shall not limit or affect any of the rights of any party hereunder to require any other party to consummate the transactions contemplated by this Agreement.

Section 6.7 Director and Officer Indemnification and Insurance.

     6.7.1 From and after the Closing Date until the sixth anniversary of the Director Termination Date, the Company shall indemnify, defend, and hold harmless to the fullest extent permitted under applicable law and the Company's certificate of incorporation and by-laws each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (individually, a "Director Indemnified Party," and collectively, the "Director Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorney's fees), judgments, fines, penalties, and amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Closing (including, without limitation, the transactions contemplated by this Agreement) (a "D&O Claim"). In the event of any such D&O Claim, the Company shall pay expenses in advance of the final disposition of any such action or proceeding to each Director Indemnified Party to the fullest extent permitted under applicable law.

     6.7.2 The Company shall keep in effect provisions in its certificate of incorporation and bylaws with respect to indemnification and director and officer exculpation from liability identical to, or at least as favorable to the Director Indemnified Parties as, such provisions contained in the articles of incorporation and bylaws of the Company on the date hereof, which provisions shall not be amended, repealed, or otherwise modified for a period of



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

six years from the Director Termination Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Director Termination Date were directors or officers of the Company in respect of actions or omissions at or prior to the Director Termination Date (including, without limitation, the transactions contemplated by this Agreement), except as required by applicable law or except to make changes permitted by law that would not materially diminish the Director Indemnified Parties' right of indemnification.

     6.7.3 For a period of six years after the Director Termination Date, the Company shall maintain in effect officers' and directors' liability insurance policies covering the Director Indemnified Parties that are on terms no less advantageous to the Director Indemnified Parties than the insurance maintained by the Company on the date hereof (without regard to excess liability layers) with respect to D&O Claims arising from facts or events that occurred prior to the Director Termination Date.

     6.7.4 This Section 6.7 shall survive the Closing, is intended to benefit each of the Director Indemnified Parties and their respective heirs and personal representatives (each of which shall be entitled to enforce this Section 6.7 against the Company, as a third party beneficiary of this Agreement), and shall be binding on all successors and assigns of the Company.

Section 6.8 Credit Facilities. The Company shall use reasonable efforts to repay, or cause its Subsidiaries to repay, the amounts outstanding under the BECO Facility and the Vivendi Loan Agreement prior to, or simultaneously with, the Closing. On or prior to the Closing Date, the Company shall obtain consent of the lenders under the BECO Facility (to the extent such facility is not repaid) and under the Senior Credit Facility to the consummation of the transactions contemplated by this Agreement.

Section 6.9 No Solicitation. Prior to Closing, other than with respect to any International Sale, and other than with respect to non-binding discussions regarding Qualifying Facilities, the Sellers and Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Person relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or any Significant Subsidiary or any other similar transaction or business combination. Other than with respect to any International Sale, and other than with respect to any non-binding discussions regarding Qualifying Facilities, prior to the Closing, the Sellers and Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof.
Should the Sellers, the Company or any Company Subsidiary receive any such proposal, inquiry or contact prior to Closing, the Sellers and Company shall within three (3) Business Days give written notice thereof to Buyer and also shall promptly provide Buyer with such information regarding such proposal, inquiry or contact as Buyer may reasonably request. Notwithstanding the provisions of this Section 6.9, any Seller, the Company or any Subsidiary of the Company may conduct non-binding discussions or any of the activities described in this Section 6.9 that relate to the disposition or restructuring of all or any part of any individual Qualifying Facilities, provided that neither any Seller, the Company nor any Subsidiary of the Company shall enter into a binding agreement to consummate any such disposition or restructuring. For avoidance of ambiguity, a confidentiality agreement, standstill agreement or similar arrangement which does not include a binding commitment to consummate the disposition or restructuring of an individual Qualifying Facility shall not be deemed a

"binding agreement to consummate" such disposition or restructuring for purposes of the immediately preceding sentence.

Section 6.10 Interim Financial Statements. Within 30 days after the end of each month prior to the Closing, the Company shall deliver to Buyer a consolidated balance sheet of the Company and subsidiaries of the Company as at the end of such month and the related consolidated statements of income and cash flows for the period then ended, together with a certificate of the chief accounting officer of the Company to the effect that all such financial statements have been prepared in accordance with GAAP consistently applied, except for the omission of footnote information, and fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the dates thereof and the results of their consolidated operations for the periods covered thereby.

Section 6.11 No Adverse Action. Prior to the Closing Date, neither the Company nor any of the Sellers shall take any action which results in the loss of Qualifying Facility status under PURPA, or EWG or FUCO status under PUHCA, of any project, Subsidiary or Affiliate of the Company that holds such status as of the effective date of this Agreement.

Section 6.12 PUHCA Compliance. Neither the Buyer nor any of its associate companies shall directly or indirectly provide guarantees and other forms of credit support for and/or acquire any securities, or interest in the business, of any entity, including, but not limited to, exempt wholesale generators, foreign utility companies, energy-related companies and/or exempt telecommunications companies, prior to the Closing Date that would materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement and the Put and Call Agreement under PUHCA. For purposes of this
Section 6.12, the terms "associate
companies," "exempt wholesale generators," "energy-related companies" and "exempt telecommunications companies" shall have the meanings set forth in PUHCA.

Section 6.13 Option Plans. The Company shall use good-faith efforts to complete the Plan Restructuring.

Section 6.14 Development and Fuel Services Agreement and Power Purchase Agreement. The Company and Buyer shall use reasonable efforts to negotiate and enter into, or to cause their respective Affiliates to negotiate and enter into, the Development and Fuel Services Agreement and the Power Purchase Agreement on or prior to the Closing Date.

ARTICLE 7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

The obligations of Buyer under this Agreement shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions, and each Seller and the Company shall use reasonable efforts to cause each of such conditions to be satisfied on or before the Target Date and, in any event, as promptly as practicable:

Section 7.1 No Injunction. No Federal or state governmental agency or authority or political subdivision thereof or Federal or state court of competent jurisdiction shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits the consummation of the transactions contemplated hereby; provided, that if there is an injunction or such other order, the applicable parties shall use their reasonable efforts to litigate against, and obtain the lifting of, any such injunction or order.

Section 7.2 Representations and Warranties. The representations and warranties of the Company contained in Article 3 and of each Seller contained in Article 4 that are qualified by materiality shall be true and correct as of the date hereof and as of the Closing Date (in each case except where such representation or warranty is expressly made only as of another specific date)
and all other representations and warranties shall be true and correct in all material respects, in each case as though such representations and warranties were made at and as of the Closing Date, except as otherwise contemplated by this Agreement or as may be specified in amendments to any of the Schedules provided at the Closing to reflect changes occurring after the date hereof, other than changes that result from the breach of any covenant of the Company or any Seller set forth in Article 6; and Buyer shall have received at the Closing
(i) a certificate of the Company dated the Closing Date and signed on behalf of the Company by an executive officer of the Company to such effect, but only insofar as it is applicable to the Company, (ii) a certificate of each Seller with respect to the matters set forth in Article 4 (other than Section 4.5) dated the Closing Date and signed, in the case of an individual by such Seller, and in the case of a Corporate Seller by an executive officer of such Seller, to such effect, but only insofar as it is applicable to such Seller and (iii) a certificate of each Seller with respect to the matters set forth in Section 4.5 dated the Closing Date and signed, in the case of an individual by such Seller, and in the case of a Corporate Seller by an executive officer of such Seller, to such effect, but only insofar as it is applicable to such Seller.

Section 7.3 Performance. Each Seller and the Company shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing in all material respects; and Buyer shall have received at the Closing (i) a certificate of the Company dated the Closing Date and signed on behalf of the Company by an executive officer of the Company to such effect, but only insofar as it is applicable to the Company, and (ii) a certificate of each Seller, dated the Closing Date and signed, in the case of an individual by such Seller, and in the case of a Corporate Seller by an executive officer of such Seller, to such effect, but only insofar as it is applicable to such Seller.

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

Section 7.4 Approvals and Filings. All consents, authorizations and approvals from, and all declarations, filings and registrations with, governmental agencies or third parties that are listed on Schedule 7.4 shall have been obtained or made unless the failure to obtain or make the same is the result of a breach of this Agreement by Buyer. All waiting periods under the HSR Act shall have expired or been properly terminated.

Section 7.5 Amended and Restated Stockholders' Agreement. The Sellers and the Company shall have executed and delivered the Amended and Restated Stockholders' Agreement.

Section 7.6 Opinion of Counsel. Buyer shall have received an opinion or opinions dated the Closing Date of counsel to the Company and/or the Sellers, to the effect set forth on Schedule 7.6.

Section 7.7 No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing and Buyer shall have received a certificate of the Company dated as of the Closing Date as to such effect.

Section 7.8 Ownership Percentage. Consummation of the transactions contemplated hereby shall not result in Buyer owning more than 49.9 percent of the shares of Common Stock outstanding as of the Closing Date.

Section 7.9 Niagara Mohawk Shares. The Company shall have sold or otherwise disposed of its equity interests in Niagara Mohawk Power Corporation.

ARTICLE 8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS AND THE
COMPANY

The obligations of each of the Sellers under this Agreement shall be subject to the satisfaction (or waiver by each of the Principal Sellers and the Company) on or before the


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Closing of each of the  following  conditions,  and Buyer  shall use  reasonable efforts to cause each of such conditions to be satisfied on or before the Target Date and, in any event, as promptly as practicable:

Section 8.1 No Injunction. No Federal or state governmental agency or authority or political subdivision thereof or Federal or state court of competent jurisdiction shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits the consummation of the transactions contemplated hereby; provided, that if there is an injunction or such other order, the applicable parties shall use their reasonable efforts to litigate against, and obtain the lifting of, any such injunction or order.

Section 8.2 Representations and Warranties. The representations and warranties of Buyer contained herein that are qualified by materiality shall be true and correct as of the date hereof and as of the Closing Date (in each case except where such representation or warranty is expressly made only as of another specific date) and all other representations and warranties shall be true and in all material respects, in each case, as though such representations and warranties were made at and as of the Closing Date, except as otherwise contemplated by this Agreement; and the Sellers and the Company shall have received at the Closing a certificate, dated the Closing Date, signed on behalf of Buyer by an executive officer of Buyer to such effect.

Section 8.3 Performance. Buyer shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing; and the Sellers and the Company shall have received at the Closing a certificate, dated the Closing Date, signed on behalf of Buyer by an executive officer of Buyer to such effect.



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

Section 8.4 Approvals and Filings. All consents, authorizations and approvals from, and all declarations, filings and registrations with, governmental agencies or third parties that are listed on Schedule 8.4 and any other material consents, authorizations, approvals, declarations and filings that are required to consummate the transactions contemplated hereby shall have been obtained or made unless the failure to obtain or make the same is the result of a breach of this Agreement the Company or any Seller. All waiting periods under the HSR Act shall have expired or been properly terminated.

Section 8.5 Amended and Restated Stockholders' Agreement. Buyer shall have executed and delivered the Amended and Restated Stockholders' Agreement.

Section 8.6 Opinion of Counsel. The Sellers and the Company shall have received an opinion or opinions dated the Closing Date from counsel to Buyer, to the effect set forth in Schedule 8.6.

Section 8.7 No Material Adverse Effect. No effect shall have occurred and be continuing that either individually or in the aggregate is materially adverse to the condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries, taken as a whole, excluding, in any case, (i) any changes, circumstances or effects resulting from or relating to changes in the economy, financial markets, commodity markets, laws, regulations or rules in the applicable electric power markets generally (including, without limitation, changes in laws or regulations affecting owners or providers of electric generation, transmission or distribution as a group and not Buyer exclusively) and (ii) any changes in conditions generally applicable to the industries in which Buyer or any of its Subsidiaries is involved, and, in the case of clause
(i) or (ii), not affecting Buyer or its Subsidiaries in any manner or degree significantly different from



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the industry as a whole; and Principal Sellers shall have received a certificate of the Buyer dated as of the Closing Date as to such effect.

Section 8.8 Credit Support Letter. The Credit Support Letter shall not have been amended, modified or rescinded, in whole or in part.

Section 8.9 Dividend. The Dividend shall have been paid by the Company and received by the Sellers in accordance with the terms of the resolution of the Board of Directors of the Company declaring the Dividend.

ARTICLE 9. CLOSING

Section 9.1 Time and Place. Subject to the provisions of Articles 7 and 8, the closing of the sale by the Sellers and the purchase by Buyer of the Sithe Stock and the consummation of the transactions contemplated by Article 2 (the "Closing") shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022 on the Target Date; provided, however, that if all of the conditions contained in Articles 7 and 8 are satisfied or waived prior to the Target Date then the Closing shall take place on the fifth Business Day after the date on which such conditions are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); and provided, further that, if all of the conditions in Articles 7 and 8 are not satisfied by the Target Date, then, subject to Article 10, the Closing shall take place on the fifth Business Day after the date on which such conditions are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); and provided, further that, notwithstanding the foregoing, the Closing may take place at such other



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place,  at such other  time,  or on such other  date as the  parties  hereto may mutually agree (the date on which the Closing occurs being herein referred to as the "Closing Date").

Section 9.2 Payment for Stock. At the Closing, upon the terms and subject to the conditions set forth herein, (a) Buyer shall pay to each Seller, by wire transfer of immediately available funds to an account designated by such Seller the amount determined pursuant to Section 2.1.2.1 (as such amount may be adjusted pursuant to Section 2.1.2.3) and (b) Buyer or the Company, as applicable, shall pay to each Seller, by wire transfer of immediately available funds to an account designated by such Seller, the amount determined pursuant to
Section 2.1.2.2.

Section 9.3 Deliveries.

     9.3.1 Stock Certificates. Each Seller shall deliver to the Company certificate(s) evidencing the number of shares of Sithe Stock set forth opposite such Seller's name on Schedule 1, duly endorsed in blank for transfer or accompanied by stock power duly executed in blank. The Company shall deliver to Buyer certificate(s) evidencing the aggregate number of shares of Sithe Stock, in such denominations as reasonably requested by Buyer not later than five Business Days prior to the Closing.

     9.3.2 Certificates; Opinions. Buyer, the Company and the Sellers shall deliver to each other the certificates, opinions of counsel and other items described in Articles 7 and 8.

     9.3.3 Other Closing Transactions. Each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing Date, including, without limitation, satisfying the conditions set forth in Articles 7 and 8.

     9.3.4 Additional Documents. Each party shall execute and deliver to the other parties all documents which the other reasonably determines are necessary to consummate the



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transactions  contemplated  hereby or to demonstrate or evidence compliance with the terms or the accuracy of any representation and warranty set forth herein.

ARTICLE 10. TERMINATION AND ABANDONMENT

Section 10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing Date:

     10.1.1 by mutual consent of the Company,  the Principal  Sellers and Buyer;
or

     10.1.2 by Buyer at any time after December 31, 2000 if any of the conditions provided for in Article 7 of this Agreement shall not have been satisfied or waived in writing by Buyer prior to such date; provided, that if any approval, authorization or consent of any governmental agency listed on
Schedule 7.4 has not been obtained and diligent efforts are being undertaken to obtain such approval, authorization or consent, then the references to December 31, 2000 in this Section 10.1.2 shall be extended for up to 90 days and Buyer may not terminate this Agreement during that extended period so long as such diligent efforts continue; or

     10.1.3 by the Principal Sellers or the Company at any time after December 31, 2000 if any of the conditions provided for in Article 8 of this Agreement shall not have been satisfied or waived in writing by the Principal Sellers or the Company prior to such date; provided, that if any approval, authorization or consent of any governmental agency listed on Schedule 8.4 has not been obtained and diligent efforts are being undertaken to obtain such approval, authorization or consent, then the references to December 31, 2000 in this Section 10.1.3 shall be extended for up to 90 days and the Principal Sellers may not terminate this Agreement during that extended period so long as such diligent efforts continue; or

     10.1.4 (a) by Buyer, upon not less than 30 days prior written notice, if there has been a violation or breach by the Company or the Sellers of their agreements, representations or



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warranties  contained  in this  Agreement  which  would have a Material  Adverse
Effect and which is not susceptible to cure (or if so susceptible is not the subject of diligent efforts on the part of the breaching party to cure), provided, that Buyer is not in material violation or breach of its agreements, representations or warranties contained in this Agreement, or (b) by the Principal Sellers, upon not less than 30 days prior written notice, if there has been a material violation or breach by Buyer of its agreements, representations or warranties contained in this Agreement and which is not susceptible to cure (or if so susceptible is not the subject of diligent efforts on the part of the breaching party to cure), provided, that such Sellers are not in material violation or breach of their agreements, representations or warranties contained in this Agreement.

Section 10.2 Procedure Upon Termination and Consequences. Buyer, the Company or the Principal Sellers, as the case may be, may terminate this Agreement when permitted pursuant to Section 10.1 by delivering written notice of such termination, and such termination shall be effective on the date specified in such notice in accordance with Section 13.3. If this Agreement is terminated as provided herein:

     10.2.1 each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the parties furnishing the same; and

     10.2.2 no party hereto shall have any liability or further obligation to any other party to this Agreement (i) except with respect to the Confidentiality Agreement, which shall survive the termination of this Agreement, including with respect to information that is subject to the Confidentiality Agreement pursuant to Section 6.1, and (ii) except for such legal and equitable rights and remedies which any party may have by reason of any breach or violation of this Agreement by any other party prior to such termination.



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

ARTICLE 11. SURVIVAL

Section 11.1 Seller Representations and Warranties; Buyer Representations and Warranties. The several representations and warranties of each Seller contained in Sections 4.1, 4.2, 4.3 and 4.4 (and in the certificates delivered pursuant to Section 7.2(ii)) and the representations and warranties of Buyer contained in
Article 5 (and the certificate delivered pursuant to Section 8.2) shall survive the Closing. The several representations and warranties of each Seller contained in Section 4.5 (and the certificates delivered pursuant to Section 7.2(iii)) shall survive the Closing for a period of one (1) year.

Section 11.2 Covenants. The covenants and agreements of the parties that by their terms are to be performed after the Closing (including, without limitation, all such covenants contained in Sections 2.2, 2.3, 2.4, 2.5, 6.7,
6.11 and 6.12 and in Article 12) shall survive the Closing indefinitely unless a specific termination date is set forth therein.

Section 11.3 Company Representations and Warranties. The representations and warranties of the Company contained in Article 3 (other than the representations and warranties contained in Sections 3.7 and 3.17) shall survive the Closing for a period of one (1) year. The representations and warranties of the Company contained in Section 3.7 shall survive the Closing until the termination of the applicable statutes of limitations. The representations and warranties of the Company contained in Sections 3.17 shall survive the Closing for a period of two
(2) years.

Section 11.4 Survival Periods. Each such survival period referred to in Sections
11.1 through 11.3 shall be referred to, with respect to the applicable representations, warranties or covenants, as a "Survival Period".



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ARTICLE 12. INDEMNIFICATION

Section 12.1 Seller Indemnification

     12.1.1 Subject to the limitations, qualifications and other provisions of this Article 12, from and after the Closing, each Corporate Seller shall indemnify and hold harmless the Company, Buyer and each of Buyer's directors, officers and employees ("Buyer Representatives", and together with the Company and Buyer, the "Buyer Indemnified Group"), from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims and damages (collectively, "Damages"), incurred by any member of the Buyer Indemnified Group which result from (i) any breach of any representation or warranty of the Company contained in Article 3 or (ii) the failure of the Company to perform any covenant or agreement made by or on behalf of the Company under this Agreement that is required to be performed prior to the Closing.

     12.1.2 Subject to the limitations, qualifications and other provisions of this Article 12, from and after the Closing, each Seller shall, severally and not jointly, indemnify and hold harmless each member of the Buyer Indemnified Group from and against any Damages incurred by any member of the Buyer
Indemnified Group which result from (i) any breach of any representation or warranty of such Seller contained in Article 4 or (ii) the failure of such Seller to perform any covenant or agreement made by such Seller under this Agreement.

     12.1.3 Subject to the limitations, qualifications and other provisions of this Article 12, from and after the Closing, each Corporate Seller shall indemnify and hold harmless each member of the Buyer Indemnified Group from and against Damages incurred by such member of the Buyer Indemnified Group which result from the ownership or operation of any assets or any entities sold by the Company pursuant to the Reliant Purchase Agreement.

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

     12.1.4 Subject to the limitations, qualifications and other provisions of this Article 12, from and after the Closing, each Corporate Seller shall indemnify and hold harmless the Buyer Indemnified Group from and against Damages incurred by any member of the Buyer Indemnified Group which result from the ownership or operation of any assets or any entities that constitute a part of any International Entity (excluding (i) any retained liabilities related to any assets or entities that constitute a part of any International Entity, to the extent such retained liabilities are reflected in the calculation of the After-Tax Gain or Loss resulting from any International Sale and (ii) discrepancies between the Closing Book Value of such assets and the Book Value of such assets); including, without limitation, any payment made by the Company or any Subsidiary of the Company pursuant to any indemnification provisions set forth in any purchase agreement, merger agreement or similar agreement pursuant to which any International Sale shall have been consummated, other than the payment obligations described in Section 2.3.4.

     12.1.5 Subject to the limitations, qualifications and other provisions of this Article 12, from and after the Closing, each Corporate Seller shall indemnify and hold harmless each member of the Buyer Indemnified Group (other than Penn Hydroelectric, Inc. and its direct and indirect Subsidiaries, Allegheny Hydro No. 8, Inc., Allegheny Hydroelectric, Inc., Allegheny Hydro No. 9, Inc., Allegheny Hydro No. 8, L.P. and Allegheny Hydro No. 9, L.P. (collectively, the "Allegheny Entities")) from and against Damages incurred by such member of the Buyer Indemnified Group resulting from claims by New York State Electric and Gas Corporation ("NYSEG") against the Company or any of its Subsidiaries (other than the Allegheny Entities) with respect to the obligations of the Allegheny Entities under the Power Purchase Agreements



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

between Allegheny and NYSEG, but excluding any litigation costs incurred by the Company or any of its Subsidiaries in connection with the matters set forth in item 1 of Schedule 3.6.

     12.1.6 Subject to the limitations, qualifications and other provisions of this Article 12, each Corporate Seller shall indemnify and hold harmless each member of the Buyer Indemnified Group from and against Damages incurred by such member of the Buyer Indemnified Group which result from the consummation of one or more transactions described in Section 2.6.2 and 2.6.3.

     12.1.7 Subject to the limitations, qualifications and other provisions of this Article 12, Vivendi shall indemnify and hold harmless each member of the Buyer Indemnified Group from and against Damages incurred by such member of the Buyer Indemnified Group which result from the consummation of the transactions described in Section 2.6.1.

     12.1.8 Subject to the limitations, qualifications and other provisions of this Article 12, each Corporate Seller shall indemnify and hold harmless each member of the Buyer Indemnified Group any Damages incurred by such member of the Buyer Indemnified Group in any year that are directly related to the matters set forth in item 4 of Schedule 3.6, including, without limitation, any other investigation, action or proceeding initiated by any Person relating to the conduct referred to in such item 4 of the Company or any of its Subsidiaries, if and to the extent that such Damages exceed $1,000,000 in such year. For purposes of this Section 12.1.8, a "year" shall mean any period commencing on the Closing Date or any anniversary thereof and ending on the date immediately prior to the next succeeding anniversary of the Closing Date.

Section 12.2 Buyer Indemnification. Subject to the limitation, qualifications and other provisions of this Article 12, Buyer shall indemnify and hold harmless the Sellers and each of the directors, officers and employees of each Seller ("Sellers' Representatives", and, together with



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

the Sellers, the "Sellers' Indemnified Group"), from and against any Damages incurred by any member of the Seller Indemnified Group which result from (i) any breach of any representation or warranty of the Buyer contained in Article 5 or
(ii) failure to perform any covenant or agreement made by or on behalf of Buyer under this Agreement.

Section 12.3 Timing of Notice of Claim. Notwithstanding anything herein to the contrary, no person shall be entitled to indemnification pursuant to this
Article 12 unless the person seeking indemnification shall have delivered notice of a claim for Damages (a "Claim") in writing to Buyer (in the case of any such Claim by the Seller Indemnified Group), the Corporate Sellers (in the case of any such Claim by the Buyer Indemnified Group) or any Seller (in the case of any such Claim against the Seller pursuant to Section 12.1.2), (a) during the applicable Survival Period, in the case of any Claim pursuant to Section 12.1.1,
12.1.2 or 12.2, (b) during the Reliant Survival Period, in the case of any Claim pursuant to Section 12.1.3, (c) during the International Survival Period, in the case of Section 12.1.4, or (d) at any time, in the case of Section 12.1.5, 12.1.6, 12.1.7 or 12.1.8. The termination of any applicable Survival Period, Reliant Survival Period or International Survival Period, as the case may be, shall not affect the rights of any member of the Buyer Indemnified Group or the Seller Indemnified Group (in either case, an "Indemnified Party") in respect of any Claim made by such person in writing received by the indemnifying person or persons (the "Indemnifying Party") during the applicable Survival Period, Reliant Survival Period or International Survival Period, as the case may be.

Section 12.4 Limitations on Indemnification

     12.4.1 Notwithstanding anything herein to the contrary, but subject to the other provisions of this Section 12.4, (a) no Seller other than the Corporate Sellers shall have any obligation to indemnify any other Person pursuant to this
Article  12,  except as  provided  pursuant



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to Section  12.1.2,  (b)  subject  to  Section  12.4.2,  the  obligation  of any
Corporate Seller to indemnify any Indemnified Party with respect to any Claim pursuant to Section 12.1.1, 12.1.3, 12.1.4, 12.1.5, 12.1.6 or 12.1.8 shall be limited (x) with respect to Vivendi to an amount equal to 70.33% of the aggregate amount of Damages that are the subject of such Claim incurred by all members of the Buyer Indemnified Group and (y) with respect to Marubeni to an amount equal to 29.67% of the aggregate amount of Damages that are the subject of such Claim incurred by all members of the Buyer Indemnified Group and (c) the obligation of any Seller other than a Corporate Seller to indemnify any Indemnified Party pursuant to Section 12.1.2 shall be limited to the aggregate consideration received by such Seller under this Agreement and the Put and Call Agreement

     12.4.2 Notwithstanding anything herein to the contrary, but subject to the other provisions of this Section 12.4, the Corporate Sellers shall have no liability to indemnify any member of the Buyer Indemnified Group pursuant to
Section 12.1.1 and 12.1.8 for any Damages which directly or indirectly arise out of or are a result of or relate to any breach of representations or warranties of the Company contained in Article 3 to the extent such Damages would exceed, in the aggregate for all Corporate Sellers, $682.0 million.

     12.4.3 Notwithstanding anything herein to the contrary, but subject to the other provisions of this Section 12.4, no Indemnifying Party shall have any liability to indemnify any Indemnified Party for Damages pursuant to: (i)
Section 12.1.1(i); (ii) Section 12.1.2(i) insofar as it relates to the representation and warranties contained in Sections 4.1, 4.2, 4.3 and 4.5; or
(iii)  Section  12.1.5;  unless and until,  in the case of clauses  (i)  through
(iii), the amount of all such Damages in the aggregate exceeds $15.0 million, in which case the Indemnifying Parties shall be liable in the aggregate only for the amount of such excess.




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     12.4.4   This   Article  12  shall  be   effective   as  of  the   Closing.
Notwithstanding anything herein to the contrary, but subject to the other provisions of this Section 12.4, after the Closing no person shall have any right to indemnification or other right to recovery with respect to this Agreement and the transactions contemplated hereby except pursuant to this
Article 12.

     12.4.5 Notwithstanding anything herein to the contrary, but subject to the other provisions of this Section 12.4, no party shall have any indemnification obligation to any other Person with respect to any Damages (a) to the extent that a reserve or allowance for such Damages is recorded on the Closing Balance Sheet or (b) consisting of incidental, indirect, consequential or punitive damages, or damages for lost profits, other than Damages consisting of incidental, indirect, consequential or punitive damages, or damages for lost profits, payable by an Indemnified Party to a third party that is not an Indemnified Party. Section

12.5 Procedure.

12.5.1 If any Indemnified Party intends to seek indemnification pursuant to this
Article 12, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Claim describing such Claim in reasonable detail; provided, that the failure to provide such notice shall not affect the obligation of the Indemnifying Party unless it is actually prejudiced thereby. In the event that such Claim involves a Claim by a third party against any Indemnified Party, the Indemnifying Party may elect to assume the defense of such third-party Claim by delivering a written notice to the Indemnified Party, not more than 30 days after the receipt by the Indemnifying Party of the notice of such third-party Claim, stating that the Indemnifying Party will undertake, conduct and control, through counsel of its own choosing (which shall be reasonably satisfactory to the Indemnified Party) and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party may consult with the Indemnifying



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Party in such  settlement or defense at such  Indemnified  Party's sole cost and expense through counsel chosen by the Indemnified Party. Notwithstanding anything in this Article 12 to the contrary, the Indemnifying Party may, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed and legally effective written release of the Indemnified Group from all liability in respect of such action without imposing any covenants or agreements on any Indemnified Party other than to grant a reciprocal release. The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent (which shall not be unreasonably withheld) or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees to indemnify and hold harmless such Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

     12.5.2 The Indemnified Party and the Indemnifying Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any Claim in respect of which indemnity is sought pursuant to this Article 12, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information. Except as otherwise provided in
Section 12.5.1, the Indemnifying Party shall reimburse the Indemnified Party for any out-of-pocket costs of the Indemnified Party resulting from such cooperation.

Section 12.6 Calculation.

     12.6.1 Insurance and Indemnity Proceeds. To the extent that any of the indemnification obligations of any Indemnifying Party pursuant to this Article 12 are covered by



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

insurance or any right to  indemnification  (other than pursuant to this Article
12) held by any Indemnified Party, such Indemnified Party shall be entitled to indemnification pursuant to this Article 12 only with respect to the amount of Damages that is in excess of the cash proceeds actually received by such Indemnified Party pursuant to such insurance or right to indemnification. Such Indemnified Party shall use reasonable efforts to collect all amounts due to such Indemnified Party pursuant to any such insurance or right to indemnification. If such Indemnified Party receives such cash insurance or indemnification proceeds prior to the time a Claim is paid, then the amount payable by the Indemnifying Party pursuant to such Claim shall be reduced by the amount of such proceeds. If such Indemnified Party receives such cash insurance or indemnification proceeds after such Claim has been paid, then upon the receipt by the Indemnified Party of any such cash proceeds, up to the amount of Damages incurred by such Indemnified Party with respect to such Claim, such Indemnified Party shall remit to the Indemnifying Party an amount equal to the lesser of (a) the amount of such cash proceeds or (b) the amount which was previously paid by the Indemnifying Party to such Indemnified Party in satisfaction of such Claim.

     12.6.2 Effect of Taxes. The amount of any Damages under this Article 12 shall be calculated giving effect to actual Tax savings, if any, to the Indemnified Party resulting from the payments (or adjustments) giving rise to the payment of such Damages, after giving effect to the additional Taxes, if any, incurred by reason of such indemnification payments (other than Taxes incurred by Buyer as a result of a reduction in Buyer's tax basis in Sithe Stock or otherwise incurred as a result of Buyer's treatment of such payment as a purchase price adjustment in accordance with Section 12.7). The amount shall be reasonably determined by the Indemnified Party taking into account actual Tax savings and actual additional Taxes realized or incurred or to be realized or incurred during the taxable period in which such payment of Damages accrues and during prior periods. All such calculations shall be subject to the reasonable review of the Indemnifying Party. Upon request by the Indemnifying Party, the Indemnified Party shall provide a certificate prepared by an Independent Accounting Firm regarding actual Tax savings and/or actual additional Taxes incurred or realized in any given year. If a payment of Damages is made prior to the filing of relevant Tax Returns, the amount shall be determined on an estimated basis. Proper adjustments shall be made if the actual Tax savings or actual additional Taxes differ from the estimated amount. Section

12.7 Characterization. The parties agree to report any payment made pursuant to this Article 12 as an adjustment to the purchase price for the Sithe Stock for federal income tax reporting purposes, unless otherwise required by applicable law.

ARTICLE 13. MISCELLANEOUS

Section 13.1 Amendment and Modification. Subject to Section 2.4 and Section 7.2, this Agreement may be amended, modified and supplemented only by written agreement of Buyer, the Company and each of the Principal Sellers; provided, however, that the number of shares of Sithe Stock set forth opposite each Seller's name on Schedule 1 hereto may be amended in writing by William Kriegel, so long as the total number of shares of Sithe Stock sold by all Sellers is not changed solely as a result of such amendment; provided, further, however, that any change in the number of shares of Sithe Stock to be sold by any of the Corporate Sellers shall also require the written consent of such Corporate Seller. Notwithstanding the foregoing or any other provision of this Agreement or the Put and Call Agreement, the aggregate percentage interest represented by the shares of Sithe Stock to be sold by Marubeni as set forth on Schedule 1 shall not be reduced in any manner that would cause the percentage interest represented by the



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

shares set forth beside the names of Marubeni America Corporation, Marubeni MS Power and Marubeni American Power, collectively, on Schedule A to the Put and Call Agreement as in effect on the date hereof to be increased.

Section 13.2 Waiver of Compliance. Any failure of Buyer, on the one hand, or the Company or any Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the Company and the Principal Sellers, in the event of any such failure by Buyer, or by Buyer, in the event of any such failure by the Company or any Seller, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, or (d) air courier service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder).

         If to a Seller, to:
                  such Seller
                  c/o Sithe Energies, Inc.
                  335 Madison Avenue, 28th Floor
                  New York, New York  10017
                  Attn:  Chief Executive Officer
                           Telecopy:  (212) 351-0015
                           General Counsel
                           Telecopy:  (212) 351-0019
         with copies to:

                  Latham & Watkins
                  885 Third Avenue, Suite 1000
                  New York, New York 10022-4802
                  Attn:    Roger H. Kimmel, Esq.
                           Samuel A. Fishman, Esq.
                           Telecopy:  (212) 751-4864

         with copies to:

                  Harsha Murthy
                  301 East 45th Street, 6-C
                  New York, New York 10017
                  Attn:    Harsha Murthy, Esq.
                           Telecopy:  509-691-5659

         If to the Company, to:

                  Sithe Energies, Inc.
                  335 Madison Avenue, 28th Floor
                  New York, New York  10017
                  Attn:    Chief Executive Officer
                           Telecopy:  (212) 351-0015
                           General Counsel
                           Telecopy:  (212) 351-0019

         with copies to:

                  Latham & Watkins
                  885 Third Avenue, Suite 1000
                  New York, New York 10022-4802
                  Attn:   Roger H. Kimmel, Esq.
                          Samuel A. Fishman, Esq.
                          Telecopy:  (212) 751-4864

         or to such other Person or address as the Company shall designate in writing.

         If to Buyer to:
                  Exelon (Fossil) Holdings, Inc.
                  c/o PECO Energy Company


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

                  2301 Market Street
                  Philadelphia, PA  19103
                  Attn:    Corbin A. McNeill, Jr., Chief Executive Officer
                           Telecopy:  (215) 841-4513

         with copies to:
                  Morgan, Lewis and Bockius LLP
                  1701 Market Street
                  Philadelphia, PA 19103
                  Attn:    Howard L. Meyers, Esq.
                           Telecopy:  (215) 963-5299

         or to such other Person or address as Buyer shall designate in writing.

         All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above by first class mail or by an air courier service, postage prepaid. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

Section 13.4 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of (i) in the case of an assignment by Buyer, the Principal Sellers or (ii) in the case of an assignment by any Seller or the Company, Buyer and the Principal Sellers; provided, that (x) any Seller may assign (including an



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

assignment by operation of law) such Seller's rights, interests and obligations hereunder with respect to any shares of Sithe Stock held by such Seller without the consent of Buyer or the Principal Sellers as provided in clause (ii) above to any transferee of such shares in a transfer made in accordance with the form of the Amended and Restated Stockholders' Agreement attached hereto as Exhibit A (including an assignment by operation of law) where such transferee agrees in writing to be bound by the terms hereof (in which case (1) such Seller shall remain liable for all of its obligations under this Agreement (including any breach of the obligations of the assignee to deliver at the Closing the shares of Sithe Stock so assigned) and the assignee shall, together with such Seller, be jointly and severally liable for such obligations and (2) the Schedules hereto shall automatically be deemed to be updated to reflect the addition of the assignee as a "Seller" as applicable, with respect to the shares of Sithe Stock held by such assignee and all resulting changes in ownership of the shares of Sithe Stock) and (y) Buyer may assign and delegate its rights, interests and obligations hereunder to one or more wholly-owned direct or indirect Subsidiaries of (a) PECO Energy Company, at any time prior to the merger of PECO Energy Company and Unicom Corporation with or into Exelon Corporation and (b) Exelon Corporation, at any time thereafter (the entities in clauses (a) and (b) collectively the "Permitted Assignees"), upon written notice to the Sellers (which shall contain a representation that the assignee is a Permitted Assignee) at or before the Closing Date, in which event Buyer shall remain liable for all of its obligations under this Agreement and such Permitted Assignee shall, together with Buyer, be jointly and severally liable for such obligations. Notwithstanding the foregoing, no party hereto may assign or delegate its rights, interests and obligations hereunder if such assignment or delegation could reasonably be expected to result in a delay or impediment to consummating the transactions contemplated hereby, including, without limitation, due to the need to obtain the consent of any third party, including any Governmental Authority, not otherwise required for such party to consummate the transactions contemplated hereby. Except as set forth in Section 6.7.4, nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.5 Entire Agreement. This Agreement, including the Exhibits, the Schedules and the Confidentiality Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and understandings among the parties with respect to such subject matter and supersede any letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (i) Buyer or its agents or representatives to the Sellers, the Company, Goldman, Sachs & Co. or any of their respective agents or representatives, or (ii) the Sellers, the Company, Goldman, Sachs & Co. or their respective agents or representatives to Buyer or any of its agents or representatives, in connection with the bidding process which occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement. No communications by or on behalf of the Company, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or any other information shall be deemed to (i) constitute a representation, warranty or an agreement of the Company, or (ii) be part of this Agreement.

Section 13.6 Expenses. Each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section 13.7 Press Releases and Announcements; Disclosure. No press release or other public announcement or disclosure related to this Agreement or the transactions contemplated herein (including but not limited to the terms and conditions of this Agreement) shall be issued or made without the prior approval of Buyer, on the one hand, and the Company and the Principal Sellers, on the other hand. The foregoing shall not prohibit any disclosure required by law, provided such disclosure is made pursuant to the Confidentiality Agreement and that the disclosing party shall consult with the other parties in advance of such disclosure.

Section 13.8 Acknowledgment.

     13.8.1 Buyer acknowledges that neither any of the Sellers, the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Sellers, the Company or any of their respective Subsidiaries not included in this Agreement and the Schedules. Without limiting the generality of the foregoing, no representation or warranty is made with respect to any information in the Confidential Offering Memorandum dated November 1999 or any supplement or amendment thereto provided in connection with the solicitation of proposals to enter into the transactions contemplated by this Agreement, such information having been provided for the convenience of Buyer in order to assist Buyer in framing its due diligence efforts. Buyer further acknowledges that, except as otherwise expressly provided in Article 3, no Person makes any representation or warranty with respect to any of the International Entities or any Contract, arrangement, encumbrance, liability or other obligation which relates to any of the International Entities.

     13.8.2 Buyer further acknowledges that (i) Buyer, either alone or together with any Persons Buyer has retained to advise it with respect to the transactions contemplated hereby ("Advisors"), has knowledge and experience in transactions of this type and in the business of the Company, and is therefore capable of evaluating the risks and merits of acquiring the Sithe Stock, (ii) in determining to enter into this Agreement, it has relied on its own independent investigation, and has not relied on any information or representations furnished by any of the Sellers, the Company or any representative or agent thereof or any other Person, except as set forth in this Agreement, (iii) neither any of the Sellers, the Company nor any representative or agent thereof or any other Person (other than Advisors of Buyer) has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Sithe Stock is prudent, and Buyer is not relying on any representation or warranty by any of the Sellers or the Company or any representative or agent thereof except as set forth in this Agreement, (iv) Buyer has conducted extensive due diligence, including a review of the documents contained in a data room prepared by or on behalf of the Sellers and the Company, and (v) Buyer has had the opportunity to visit the Company and its Subsidiaries and certain of their facilities, plants, development sites, offices and other properties, and to ask questions and receive answers concerning the Company, its Subsidiaries and the terms and conditions of this Agreement.

Section 13.9 Disclaimer Regarding Assets. Except as otherwise expressly provided herein, each of the Sellers and the Company expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the assets or operations of the Company or its Subsidiaries or the prospects (financial and otherwise), risks and other incidents of the Company or its Subsidiaries and, except as set forth herein, each of the Sellers and the Company specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, or compliance with environmental requirements, or as to the condition of, or the rights of the Company or any of its Subsidiaries in, or their title to, any of their assets, or any part thereof, or whether the Company or any of its Subsidiaries possess sufficient real property or personal property interests to own or operate such assets. Except as expressly provided herein, no Schedule or exhibit to this Agreement, nor any other material or information provided by or communications made by any of the Sellers or the Company or any of their respective representatives will cause or create any warranty, express or implied, as to the condition, value or quality of such assets. Without limiting the generality of the foregoing, no representation or warranty is made with respect to the accuracy of any information provided in any site tours or on any web site, or in any meetings with management or other personnel of the Company, its Subsidiaries or their respective representatives, except as expressly set forth herein.

Section 13.10 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof which would require the application of the laws of a jurisdiction other than New York. Each party consents to personal jurisdiction in any action arising out of or relating to this Agreement brought in the U.S. District Court for the Southern District of New York, or any New York court within the County and State of New York having subject matter jurisdiction as to a matter arising out of or relating to this Agreement (and the appropriate appellate courts), and each of the parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in one of the above-specified courts.

Section 13.11 Nonforeign Affidavit. At or prior to the Closing, the Company shall furnish Buyer an affidavit, stating, under penalty of perjury, that the Company is not and has not been a United States real property holding corporation during the applicable period specified in accordance with Section 897(c)(1)(A)(ii) of the Code, as required by Section 1445(b)(3) of the Code. In the event that the Company fails to furnish such affidavit to Buyer, Buyer shall be entitled to deduct and withhold from the Estimated Aggregate Purchase Price federal income taxes to the extent required to be withheld pursuant to Section 1445(a) of the Code.

Section 13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.13 Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

Section 13.14 Waiver of Right of First Refusal. With respect to the transactions contemplated by this Agreement and the Put and Call Agreement, the Company and each Seller hereby waives all of their respective rights pursuant to Sections
4.3 and 4.4 of the Stockholders' Agreement, dated as of April 3, 1996, among William Kriegel, Compagnie Generale des Eaux, National Energy Development Corporation, Marubeni Corporation, Paris Mouratoglou, IES Acquisition, Inc. and the Company, as amended.

Section 13.15 Matters Related to NEDC. Buyer shall negotiate in good faith with Vivendi to enter into an agreement for the purchase from Energies USA, S.A., of an interest in NEDC in lieu of the purchase of the shares of Common Stock owned by NEDC prior to the

Closing Date, such sale to be effected on comparable terms to those provided for hereunder. However, nothing in this Section 13.15 shall require Buyer to take any action or agree to any proposal that would adversely affect Buyer in Buyer's reasonable judgment. Vivendi agrees to reimburse Buyer for its reasonable out-of-pocket costs and expenses (including attorneys' and accountants' fees) in connection with the foregoing negotiation, regardless of whether an agreement is entered into pursuant to the preceding sentence. Each Seller agrees to cooperate in good faith with Vivendi and Buyer to the extent necessary to permit the purchase by Buyer of an interest in NEDC; provided that no Seller shall be required to take any action or agree to any proposal that would adversely affect such Seller in such Seller's reasonable judgment.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                            SITHE ENERGIES, INC


                            By:   /s/ William Kriegel
                                  -----------------------------------------
                                  Name:  William Kriegel
                                  Title: Chairman and Chief Executive Officer


                            VIVENDI, S.A.


                            By:   /s/ Jean-Marie Messier
                                  -----------------------------------------
                                  Name:  Jean-Marie Messier
                                  Title: Chairman and Chief Executive Officer


                            NATIONAL ENERGY DEVELOPMENT CORPORATION


                            By:   /s/ Michael Avenas
                                  -----------------------------------------
                                  Name:  Michael Avenas
                                  Title:

                            MARUBENI AMERICA CORPORATION

                            By:   /s/ Yoshiya Toyoda
                                  -----------------------------------------
                                  Name:  Yoshiya Toyoda
                                  Title: President and Chief Executive Officer


                            MARUBENI MS POWER, INC.


                            By:   /s/ Kiyoshi Yoshimitsu
                                  -----------------------------------------
                                  Name:  Kiyoshi Yoshimitsu
                                  Title: Director


                            S MARUBENI AMERICAN POWER, INC.


                            By:   /s/ Kiyoshi Yoshimitsu
                                  ------------------------------------------
                                  Name:  Kiyoshi Yoshimitsu
                                  Title: Director

                            WILLIAM V. KRIEGEL
                            an individual


                            By:   /s/ William V. Kriegel
                                  -----------------------------------------


                            BARRY F. SULLIVAN
                            an individual


                            By:   /s/ Barry F. Sullivan
                                  -----------------------------------------

                            SITHE EMPLOYEE STOCK OWNERSHIP, L.P.
                            By:   Sithe Energies, Inc.
                            its General Partner


                            By:   /s/ William Kriegel
                                  -----------------------------------------
                                  Name:  William Kriegel
                                  Title: Chairman and Chief Executive Officer


                            TRUST UNDER THE 1998 PLAN
                            By:   /s/ Gregory M. Thomson
                                  -----------------------------------------
                                  Name:  Gregory M. Thomson
                                  Title: Trustee


                            EXELON (FOSSIL) HOLDINGS, INC.


                            By:   /s/ Corbin A. McNeill, Jr.
                                  -----------------------------------------
                                  Name:  Corbin A. McNeill, Jr.
                                  Title: President